Exhibit (a)(1)(A)

HUGHES COMMUNICATIONS, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS

FOR NEW STOCK OPTIONS

This Offer to Exchange Certain Outstanding Stock Options for New Stock Options and your withdrawal rights will expire at

8:00 a.m. Eastern Time

on April 16, 2009, unless extended (the “Expiration Date”).

INTRODUCTION

Hughes Communications, Inc., a Delaware corporation (“HCI,” the “Company,” “we,” “us,” and “our”) is offering our employees and the employees of our subsidiaries (including officers) the opportunity to exchange outstanding options to purchase shares of the Company’s Common Stock, par value $0.001 per share (“Common Stock”), granted on April 24, 2008 under our 2006 Equity and Incentive Plan, as amended from time to time (the “2006 Plan”), and that have an exercise price per share greater than the last reported sale price per share of the Company’s Common Stock on The Nasdaq Global Select Market on the last trading day, which is currently expected to be April 15, 2009, before the Exchange Offer (as defined below) closes (“Eligible Options”), upon the terms and subject to the conditions of this Offer to Exchange Certain Outstanding Stock Options for New Stock Options (this “Offer to Exchange”) and the related Election Form (which, together with any amendments or supplements hereto or thereto, collectively constitute this “Exchange Offer”). As of March 12, 2009, 546,900 Eligible Options, with an exercise price of $54.00 per share, are outstanding and eligible for exchange pursuant to this Exchange Offer. In this Offer to Exchange, references to sections are to sections hereof unless otherwise indicated.

Each Eligible Option that you tender for exchange will be exchanged, on a one-for-one basis, for the grant of a new option (each, a “New Option”) to purchase shares of the Company’s Common Stock upon the terms and conditions set forth in the 2006 Plan, as amended by the amendment we are proposing to adopt concurrently with the Exchange Offer (which is referred to herein as the “Proposed Amendment to 2006 Plan”), and the applicable stock option award agreement, as further described herein. The principal terms of the New Options include:

•

Each New Option will have an exercise price equal to the last reported sale price per share of the Company’s Common Stock on The Nasdaq Global Select Market on the last trading day, which is currently expected to be April 15, 2009, before the Exchange Offer closes (the “April 15 Price”).

•	Each New Option will expire 10 years from the New Option Grant Date (as defined below), and therefore we expect the expiration date to be April 16, 2019.

•

The vesting schedule of each grant of New Options will be reset to reflect the grant date of the New Options but will otherwise be the same as the vesting schedule of the Eligible Options that the New Options replace. Based on an expected New Option Grant Date (as defined below) of April 16, 2009, each grant of New Options will vest 50% on April 16, 2011, 25% on April 16, 2012, and 25% on April 16, 2013. Vesting is conditioned on your continued employment with us through each applicable vesting date, subject to certain exceptions provided in the 2006 Plan and/or the applicable award agreement.

•	Except as otherwise provided herein, each New Option will have identical terms and conditions as the corresponding exchanged Eligible Options.

We have issued stock options under the 2006 Plan as a means of promoting the interests of the Company and the stockholders of the Company by providing directors, officers, employees, and consultants of the Company with appropriate incentives and rewards to encourage them to enter into and continue in the employ or service of the Company, to acquire a proprietary interest in the long-term success of the Company and to reward the performance of individuals in fulfilling their personal responsibilities for long-range achievements. However, our Board of Directors has observed that many of our employees (including officers) have outstanding stock options with exercise prices that are significantly higher than the current market price per share of our Common Stock. These stock options are commonly referred to as being “underwater.” As a result, these stock options have little value as either an incentive or retention tool.

This Exchange Offer is intended to address this situation by providing our employees (including officers) who hold one or more Eligible Options on the date this Exchange Offer starts (each, an “Eligible Optionholder”) with an opportunity to exchange Eligible Options for New Options. By making this Exchange Offer, we intend to provide such employees with the opportunity to hold stock options that over time may have a greater potential to increase in value, thereby creating better incentives for such employees to remain at the Company and contribute to achieving our business objectives.

If you participate in this Exchange Offer, you will be entitled to receive one New Option for every Eligible Option you surrender for cancellation and exchange pursuant to this Exchange Offer. If you choose to participate in this Exchange Offer by exchanging any of your Eligible Options, you must exchange all of your Eligible Options (i.e., no partial exchanges of an Eligible Option will be permitted). We intend to grant New Options to Eligible Optionholders on the same day we cancel the Eligible Options that are exchanged pursuant to this Exchange Offer (the “New Option Grant Date”), which we expect to be April 16, 2009.

This Exchange Offer is not conditioned on a minimum number of Eligible Options being submitted for exchange or a minimum number of Eligible Optionholders participating. This Exchange Offer is subject to the satisfaction or waiver of certain conditions which we describe in Section 6 “This Exchange Offer – Conditions of This Exchange Offer,” which includes obtaining the requisite approval of the stockholders of the Company with respect to the Proposed Amendment to 2006 Plan, as further described in Section 12 “This Exchange Offer – Legal Matters; Stockholder Approval and Regulatory Approvals” and Section 8 “This Exchange Offer – Source and Amount of Consideration; Terms of New Options.”

If you choose not to participate in this Exchange Offer, you will continue to hold your Eligible Options subject to their existing terms and conditions as in effect immediately prior to the Expiration Date.

Shares of the Company’s Common Stock are traded on The Nasdaq Global Select Market under the symbol “HUGH.” On March 12, 2009, the last available reported sale price per share of the Company’s Common Stock on The Nasdaq Global Select Market prior to the printing of this Offer to Exchange was $12.55 per share. The current market price of our Common Stock, however, is not necessarily indicative of future stock prices, and we cannot predict what the closing sale price of the Company’s Common Stock will be on the date used to determine the exercise price of the New Options, which is scheduled to be April 15, 2009. We recommend that you obtain current market quotations for our Common Stock before deciding whether to participate in this Exchange Offer.

See “Risk Factors” for a discussion of risks that you should consider before participating in this Exchange Offer.

IMPORTANT

You should direct questions about this Exchange Offer or requests for assistance (including requests for additional copies of any documents relating to this Exchange Offer) by email to OptionExchange@Hughes.com or by calling Sandi Kerentoff at (301) 428-5810.

If you wish to participate in this Exchange Offer, an individualized Election Form is included with this Offer to Exchange. Completed Election Forms should be sent to the Company:

•	by regular mail, courier or hand delivery to Hughes Communications, Inc., 11717 Exploration Lane Germantown, Maryland 20876, Attn: Sandi Kerentoff;

•	by facsimile to (301) 428-2843; or

•	by scanning the completed Election Form to a PDF and e-mailing to OptionExchange@Hughes.com.

Election Forms should not be sent via inter-office mail.

To participate in this Exchange Offer, your completed Election Form must be received by us no later than 8:00 a.m. Eastern Time on April 16, 2009, unless this Exchange Offer is extended.

You will receive a confirmation by e-mail after our receipt of your completed Election Form. If your Eligible Options are properly tendered for exchange, and are not validly withdrawn and are accepted by us for exchange, you will receive a final confirmation notice following the expiration of this Exchange Offer. The final confirmation notice will confirm that your Eligible Options have been accepted for exchange and cancelled and will set forth the number of shares of our Common Stock you are entitled to purchase with your New Options, the New Option Grant Date, the vesting schedule of the New Options, the expiration date of the New Options and the per share exercise price of the New Options. If you choose not to participate in this Exchange Offer, you do not need to do anything, and your Eligible Options will continue to remain subject to their existing terms and conditions as in effect immediately prior to the Expiration Date.

Although our Board of Directors has approved this Exchange Offer, consummation of the Exchange Offer is subject to, and conditioned on, the conditions described in Section 6 “This Exchange Offer – Conditions of This Exchange Offer.” Neither the Company nor our Board of Directors makes any recommendation as to whether you should exchange, or refrain from exchanging, your Eligible Options in the Exchange Offer. You must make your own decision whether to exchange your Eligible Options. You should consult your personal outside advisor(s) if you have questions about your legal, financial or tax situation as it relates to this Exchange Offer.

THIS EXCHANGE OFFER DOCUMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE OR FOREIGN SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE OR FOREIGN SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS EXCHANGE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD EXCHANGE YOUR ELIGIBLE OPTIONS PURSUANT TO THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO EXCHANGE OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

NOTHING IN THIS OFFER TO EXCHANGE SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF THE COMPANY OR ANY OF ITS SUBSIDIARIES. THE TERMS OF YOUR EMPLOYMENT OR SERVICE WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION WITH OR WITH OUT CAUSE OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY OR SERVICE UNTIL THE NEW OPTION GRANT DATE OR AFTER THAT DATE. NOTHING IN THIS OFFER TO EXCHANGE SHALL BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR CONSIDERATION.

SUMMARY TERM SHEET

Questions and Answers

The Company is offering to exchange New Options for Eligible Options held by Eligible Optionholders upon the terms and subject to the conditions of this Exchange Offer. The following are answers to some questions you may have about this Exchange Offer. We encourage you to carefully read this section and the remainder of this Offer to Exchange and the related Election Form. Where appropriate, we have included references to the relevant sections of this document where you can find a more complete description of the topics in this summary.

A. GENERAL OPTION EXCHANGE QUESTIONS

Q1: Why are we allowing Eligible Optionholders to exchange their Eligible Options?

A1: As part of recognizing the contributions of employees and aligning their interests with our future success, we have granted employees stock options as part of their compensation. However, many of our employees (including officers) have outstanding stock options with exercise prices that are “underwater,” which means that the stock options have an exercise price that is higher than the current market price of our Common Stock As a result, these stock options have little value as either an incentive or retention tool. This Exchange Offer is intended to address this situation by providing Eligible Optionholders with an opportunity to exchange Eligible Options for New Options. By making this Exchange Offer, we intend to provide such employees with the opportunity to hold stock options that over time may have a greater potential to increase in value, thereby creating better incentives for such employees to remain at the Company and contribute to achieving our business objectives. See Section 2 “This Exchange Offer – Purpose of This Exchange Offer.”

Q2: What stock options are we offering to exchange in the Exchange Offer?

A2: An Eligible Option is any outstanding stock option granted under our 2006 Plan on April 24, 2008 with an exercise price greater than the last reported sale price of the Company’s Common Stock on The Nasdaq Global Select Market on the last trading day before the Exchange Offer closes, which is currently expected to be April 15, 2009, or the April 15 Price. The exercise price of all Eligible Options is $54.00 per share. On March 12, 2009, the last reported sale price of the Company’s Common Stock on The Nasdaq Global Select Market was $12.55. Please note that the dates referred to in this Summary Term Sheet may change. We encourage you to read this document in its entirety. Outstanding stock options with exercise prices lower than the April 15 Price will not be eligible to participate in this Exchange Offer. See Section 1 “This Exchange Offer – Eligible Options; Eligible Optionholders; Expiration Date of This Exchange Offer.”

Q3: What is the expected timeline of this Exchange Offer?

A3: We currently expect the timeline of this Exchange Offer to be:

• March 19, 2009:	Offering Period begins

• April 15, 2009:

Hughes Communications Inc. Annual Meeting of Stockholders at which the Proposed Amendment to 2006 Plan will be considered

Exercise price of New Options is determined based on the last reported sale price per share of the Company’s Common Stock on The Nasdaq Global Select Market (this date may change as a result of regulatory review or at the Company’s discretion)

• April 16, 2009:	Offering Period ends at 8:00 a.m. Eastern Time (this date may change as a result of regulatory review or at the Company’s discretion)

Q4: Can the Company extend or shorten the length of this Exchange Offer?

A4: While the Company has the discretion to shorten or extend the length of the Exchange Offer (provided that the Exchange Offer is open for at least 20 business days), we do not presently intend to do so. If we shorten or extend this Exchange Offer, we will notify you about the new Expiration Date. See Section 14 “This Exchange Offer – Extension of Exchange Offer; Termination; Amendment.”

Q5: Is the Company expecting the Exchange Offer to be a one-time event?

A5: We do not currently anticipate offering employees another opportunity to exchange “underwater” options for new options in the future.

Q6. What are the conditions to this Exchange Offer?

A6: This Exchange Offer is subject to a number of conditions, including the conditions described in Section 6 “This Exchange Offer – Conditions of this Exchange Offer.” Please read this entire Offer to Exchange for a full description of all of the terms and conditions of this Exchange Offer. There is no minimum number of Eligible Options that must be tendered in this Exchange Offer.

Our obligation to complete this Exchange Offer is conditioned, among other things, upon our obtaining the requisite approval from our stockholders of the Proposed Amendment to 2006 Plan being proposed in conjunction with this Exchange Offer. We are seeking this approval at the annual meeting of stockholders of the Company to be held on April 15, 2009.

In addition, we will not be required to accept any Eligible Options tendered for exchange if at any time before the Expiration Date, we reasonably determine that any of the following events has occurred and, in the Company’s reasonable judgment, the occurrence of the event makes it inadvisable for the Company to proceed with the Exchange Offer or to accept Eligible Options tendered for exchange:

•	we are prohibited by applicable laws, regulations or a governmental order from giving effect to the Exchange Offer; or

•

any event or events occur that have resulted or are reasonably likely to result, as determined in our reasonable judgment, in a material impairment of the contemplated benefits of this Exchange Offer to us or the Eligible Optionholders (see Section 2 “This Exchange Offer-Purposes of This Exchange Offer”).

See Section 6 “This Exchange Offer – Conditions of This Exchange Offer.”

Q7. May the Company cancel this Exchange Offer?

A7: The Company may, at its reasonable discretion, withdraw or terminate this Exchange Offer, or postpone our acceptance and cancellation of any Eligible Options tendered for exchange if at any time on or after the date hereof and before the Expiration Date, an event occurs or fails to occur such that any of the conditions specified in Section 6 of this Offer to Exchange fails to be satisfied, by promptly giving notice to Eligible Optionholders in accordance with applicable law.

If this Exchange Offer is terminated, any options that were tendered for exchange will remain outstanding and retain their then existing terms, including the existing exercise price, vesting schedule and expiration date. Any cancellation of this Exchange Offer will be treated, for all purposes, as if no offer to exchange was ever made. See Section 6 “This Exchange Offer – Conditions of This Exchange Offer” and Section 14 “This Exchange Offer – Extension of Exchange Offer; Termination; Amendment.”

Q8: What if I have questions about this Exchange Offer or I need additional copies of this Offer to Exchange or any documents attached to or referred to in this Exchange Offer?

A8: You should direct questions about this Exchange Offer or requests for assistance (including requests for additional copies of any documents relating to this Exchange Offer) by email to OptionExchange@Hughes.com or by calling Sandi Kerentoff at (301) 428-5810.

Q9: Will my participation in the Exchange Offer affect my eligibility to receive future stock option grants?

A9: Participation or non-participation in the Exchange Offer will have no effect on your consideration for future stock option grants. Your eligibility is determined under the terms and conditions of the 2006 Plan.

B. PARTICIPATION AND ELIGIBILITY QUESTIONS

Q10: Who can participate in the Exchange Offer?

A10: You are eligible to participate in this Exchange Offer if you meet ALL of the following criteria:

•	You are a full or part-time employee (including an officer) of the Company or any of its subsidiaries on the date this Exchange Offer starts.

•	You hold one or more Eligible Options.

See Section 1 “This Exchange Offer – Eligible Options; Eligible Optionholders; Expiration Date of This Exchange Offer.”

Q11: What happens to my New Options if my employment with the Company or any of its subsidiaries terminates after the end of the Offering Period?

A11: If your employment terminates after the end of the Offering Period of the Exchange Offer, any New Options will not continue to vest and any unvested portion will be cancelled as of the date of termination (excluding any notice period that may be required under applicable law). Any vested and unexercised portion of the New Options will generally be exercisable for 30 days after termination (or one year if your termination was on account of your disability or death), as is the case today. You should not view this Exchange Offer or the Company’s acceptance of your election to voluntarily participate in the Exchange Offer as a promise by the Company to continue your employment.

Q12: What if I am on an authorized leave of absence during this Exchange Offer or on the grant date of the New Options?

A12: If you are on an authorized leave of absence, you will still be able to participate in this Exchange Offer. If you exchange your Eligible Options while you are on an authorized leave of absence before the expiration of this Exchange Offer, you will be entitled to receive New Options on the New Option Grant Date, which is scheduled for April 16, 2009, as long as you still meet the eligibility requirements described above.

C. DETAILS OF THE EXCHANGE OFFER QUESTIONS

Q13: When is the period during which Eligible Optionholders can exchange their Eligible Options?

A13: The Exchange Offer will be open during the Offering Period from March 19, 2009 until the Expiration Date which is scheduled to be 8:00 a.m. Eastern Time on April 16, 2009, unless this period is extended by the Company. See Section 1 “This Exchange Offer – Eligible Options; Eligible Optionholders; Expiration Date of This Exchange Offer.”

Q14: What is the deadline to elect to participate in the Exchange Offer?

A14: Currently, this Exchange Offer is scheduled to expire at 8:00 a.m. Eastern Time on April 16, 2009, unless this Exchange Offer is extended by us. Although we do not currently intend to do so, we may, in our sole discretion, extend the Offering Period (as defined below) of this Exchange Offer at any time. If we extend this Exchange Offer, we will publicly announce the extension and the new Expiration Date no later than 9:00 a.m. Eastern Time on the next business day after the last previously scheduled or announced Expiration Date. Once we confirm the expiration of the Exchange Offer, no exceptions will be made. See Section 14 “This Exchange Offer – Extension of Exchange Offer; Termination; Amendment” for more information.

Q15: How will I know what the price per share of the Company’s Common Stock will be on April 15, 2009 so that I can determine whether my own stock options will be considered Eligible Options?

A15: You can elect to participate in the Exchange Offer at any time between March 19, 2009 and 8:00 a.m. Eastern Time on April 16, 2009. We will issue a press release and/or send out an email to Eligible Optionholders announcing the April 15 Price promptly after the stock markets close on April 15, 2009. If, after we announce the April 15 Price, you want to participate in or withdraw from the Exchange Offer, you will then have until 8:00 a.m. Eastern Time on April 16, 2009 to do so. If you have previously elected to participate in the Exchange Offer with respect to stock options which, as of April 15, 2009, are not Eligible Options, those stock options will not be accepted for cancellation and exchange under this Exchange Offer.

Please review the terms and conditions in this document regarding how to elect to participate and/or withdraw such participation. See Section 1 “This Exchange Offer – Eligible Options; Eligible Optionholders; Expiration Date of This Exchange Offer,” Section 3 “This Exchange Offer – Procedures for Tendering Eligible Options” and “Section 4 “This Exchange Offer – Withdrawal Rights” for more information.

Q16: Are stock options granted under any other equity plan or on any other date considered Eligible Options?

A16: No. Only outstanding stock options granted under our 2006 Plan on April 24, 2008 are considered Eligible Options. Consequently, stock options that the Company or any of its subsidiaries might have (1) issued under any other equity plan, (2) issued on any date other than April 24, 2008 or (3) assumed as a result of any merger or acquisition of any other company, ARE NOT considered Eligible Options. See Section 1 “This Exchange Offer – Eligible Options; Eligible Optionholders; Expiration Date of This Exchange Offer.”

Q17: How will the Proposed Amendment to 2006 Plan change the 2006 Plan?

A17: In connection with this Exchange Offer, we are planning to amend the 2006 Plan to provide that the Compensation Committee of our Board of Directors may reduce the exercise price of any award to the current Fair Market Value (as defined in the 2006 Plan) if the Fair Market Value of the Company’s Common Stock covered by such award shall have declined since the date the award was granted and/or offer any participant in the 2006 Plan the opportunity to exchange awards made to such participant under the 2006 Plan for new awards, having such terms and conditions as the Compensation Committee may in its sole discretion determine (including, without limitation, modified vesting dates). The amendment also clarifies that any actions by the Compensation Committee pursuant to such amendments would not be deemed adverse to the participant. Except for the aforementioned amendments, the terms of the 2006 Plan will remain the same. See Section 8 “This Exchange Offer – Source and Amount of Consideration; Terms of New Options.” If the Amendment to 2006 Plan is approved by the Company’s Stockholders, it will be applicable to you whether or not you participate in the Exchange Offer.

Q18: If I do not participate in the Exchange Offer will the Proposed Amendment to 2006 Plan apply to me?

A18: Yes. If the Proposed Amendment to 2006 Plan is approved by the Company’s Stockholders, it will be applicable to you, whether or not you participate in the Exchange Offer.

Q19: Are there any differences between New Options and previously granted Eligible Options?

A19: Yes. The New Options will be issued under the 2006 Plan, as amended by the Proposed Amendment to 2006 Plan, which would reflect the amendment described directly above. In addition, each New Option will differ from your Eligible Options in the following ways:

•

Each New Option will have an exercise price equal to the last reported sale price per share of the Company’s Common Stock on The Nasdaq Global Select Market on the last trading day before the Exchange Offer closes, which is currently expected to be April 15, 2009.

•

The vesting schedule of each grant of New Options will be reset to reflect the grant date of the New Options but will otherwise be the same as the vesting schedule of the Eligible Options that the grant of New Option replaces. Based on an expected New Option Grant Date of April 16, 2009, each grant of New Options will vest 50% on April 16, 2011, 25% on April 16, 2012, and 25% on April 16, 2013.

•	Each New Option will expire 10 years from the New Option Grant Date, and therefore we expect the expiration date to be April 16, 2019.

For more information, see Section 8 “This Exchange Offer – Source and Amount of Consideration; Terms of New Options” and Section 13 “This Exchange Offer – Material United States Tax Consequences.”

Q20: What are the vesting terms for New Options?

A20: The vesting schedule of each grant of New Options will be reset to reflect the grant date of the New Options but will otherwise be the same as the vesting schedule of the Eligible Options that the grant of New Options replace. Subject to the terms of the 2006 Plan, as amended by the Proposed Amendment to 2006 Plan, each grant of New Options will vest 50% on the second anniversary of the New Option Grant Date, 25% on the third anniversary of the New Option Grant Date and 25% on the fourth anniversary of the New Option Grant Date. You will not be given any credit toward the vesting of your New Options based on the time you held your Eligible Options. See Section 8 “This Exchange Offer – Source and Amount of Consideration; Terms of New Options.”

Q21: Why is the Company extending the vesting period of exchanged options?

A21: We have designed this Exchange Offer to create value for Eligible Optionholders and provide the Company with an effective employee retention tool. Consistent with our approach to all new equity grants to our employees, we are resetting the vesting terms to the New Option Grant Date, which will allow these New Options to also serve as a retention tool. See Section 2 “This Exchange Offer – Purpose of This Exchange Offer.”

Q22: Will this Exchange Offer result in dilution?

A22: Given that this Exchange Offer is a one-for-one exchange, the number of shares of the Company’s Common Stock subject to outstanding options as of the New Option Grant Date will not change as a result of the Exchange Offer.

Q23: What happens if, after the New Option Grant Date, my New Options end up being “underwater”?

A23: We can provide no assurance as to the possible price of our Common Stock at any time in the future. We do not anticipate offering employees another opportunity to exchange “underwater” options for new options in the future.

Q24: If I participate in this Exchange Offer, when will I receive the New Options?

A24: We expect the New Option Grant Date will be April 16, 2009. We will distribute new stock option award agreements promptly following the New Option Grant Date. See Section 5 “This Exchange Offer – Acceptance of Eligible Options for Exchange; Issuance of New Options.”

D. DECISION TO EXCHANGE

Q25: How should I decide whether or not to exchange my Eligible Options for New Options?

A25: We are not making any recommendation as to whether you should or should not participate in the Exchange Offer. You should speak to your own personal legal counsel, accountant, tax advisor or financial advisor for further advice. No one from the Company is, or will be, authorized to provide you with additional information in this regard. Please also review the “Risk Factors” that appear after this Summary Term Sheet.

Q26: How many New Options will I get if I choose to participate and how many shares will they be exercisable for?

A26: The exchange ratio in this Exchange Offer is one-for-one. For example, if you elect to exchange an Eligible Option to purchase 200 shares of the Company’s Common Stock, you will receive a New Option to purchase 200 shares of the Company’s Common Stock. The New Option would be subject to a new vesting schedule described below. See Section 8 “This Exchange Offer – Source and Amount of Consideration; Terms of New Options.”

Q27: Do I have to participate in this Exchange Offer?

A27: No. Your participation in this Exchange Offer is completely voluntary. If you choose not to participate, you will keep any Eligible Options, you will not receive any New Options under the Exchange Offer, and no changes will be made to the terms of your Eligible Options as a result of this Exchange Offer. See Section 8 “This Exchange Offer – Source and Amount of Consideration; Terms of New Options.”

Q28: How do I participate in the Exchange Offer?

A28: At any time before the Exchange Offer closes, Eligible Optionholders may exchange, or tender, all of their existing Eligible Options on a one-for-one basis for New Options to be issued at a new exercise price equal to the April 15 Price.

If you wish to participate in this Exchange Offer by validly tendering for exchange your Eligible Options, an individualized Election Form is included with this Offer to Exchange. To validly tender for exchange your Eligible Options, you must deliver your completed Election Form to the Company:

•	by regular mail, courier or hand delivery to Hughes Communications, Inc., 11717 Exploration Lane Germantown, Maryland 20876, Attn: Sandi Kerentoff;

•	by facsimile to (301) 428-2843; or

•	by scanning the completed Election Form to a PDF and e-mailing to OptionExchange@Hughes.com.

Election Forms should not be sent via inter-office mail.

To participate in this Exchange Offer, your completed Election Form must be received by us no later than 8:00 a.m. Eastern Time on April 16, 2009, unless this Exchange Offer is extended or delayed in accordance with its terms. This is a one-time offer, and we will strictly enforce the Offering Period. If you miss this deadline, you will not be permitted to participate in this Exchange Offer and each stock option currently held by you will remain intact with its original exercise price and with its other original terms.

To make this election, you will need to agree to all of the terms and conditions of the Exchange Offer as set forth in this document, the Election Form and any other offer documents. You do not need to return your stock option agreements relating to any tendered Eligible Options. See Section 3 “This Exchange Offer – Procedures for Tendering Eligible Options” for more information.

The Company expects to accept all properly tendered Eligible Options no later than the end of the Offering Period, subject to the Company’s right to extend, amend, withdraw, or terminate this Exchange Offer. See Section 14 “This Exchange Offer – Extension of Exchange Offer; Termination; Amendment.”

If you have any questions about the election process, please send an e-mail to OptionExchange@Hughes.com. You may also call Sandi Kerentoff at (301) 428-5810. You will have the ability to leave a voice message on this extension.

Q29: Must I submit my Eligible Option grant documents with my Election Form?

A:29: No. You do not need to submit any option grant documents in order to tender Eligible Options for exchange. See Section 3 “This Exchange Offer – Procedures for Tendering Eligible Options.”

Q30: How will I know the Company received my Election Form or a replacement Election Form if I withdraw or otherwise change my election?

A30: You will receive a confirmation by e-mail after we receive your completed Election Form or replacement Election Form. If you do not receive a confirmation, please call Sandi Kerentoff at (301) 428-5810 or send an e-mail to OptionExchange@Hughes.com. It is your responsibility to ensure that we receive your election to participate and/or withdraw before the Expiration Date. See Section 3 “This Exchange Offer – Procedures for Tendering Eligible Options.”

Q31: How will I know my options were exchanged?

A31: If your Eligible Options are properly tendered for exchange and accepted by us for exchange, you will receive a final confirmation notice following the expiration of this Exchange Offer. The final confirmation notice will confirm that your Eligible Options have been accepted for exchange and cancelled and will set forth the number of shares of our Common Stock you are entitled to purchase with your New Options, the New Option Grant Date, the vesting schedule of the New Options, the expiration date of the New Options and the per share exercise price of the New Options. See Section 5 “This Exchange Offer – Acceptance of Eligible Options for Exchange; Issuance of New Options.”

Q32: Is the Company required to accept my Eligible Options for exchange?

A32: We reserve the right to reject any or all Eligible Options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept Eligible Options properly and timely tendered for exchange that are not validly withdrawn. Subject to our rights to extend, terminate and amend this Exchange Offer, we currently expect that we will accept, promptly after the expiration of this Exchange Offer, all Eligible Options properly tendered for exchange that are not validly withdrawn. See Section 3 “This Exchange Offer – Procedures for Tendering Eligible Options.”

Q33: What happens to my Eligible Options if I elect not to participate in this Exchange Offer or if I do not make a valid election to participate in the Exchange Offer by the deadline?

A33: If we do not receive your election to participate in the Exchange Offer by the deadline, or you do not elect to participate in the Exchange Offer by the deadline, then all your Eligible Options will remain outstanding subject to their original terms including the existing exercise price, vesting schedule and expiration date. In such case, this Exchange Offer will have no effect on your Eligible Options. If you prefer not to exchange your Eligible Options, you do not need to do anything. See Section 3 “This Exchange Offer – Procedures for Tendering Eligible Options.”

Q34: May I select which portion of an Eligible Option to exchange?

A34: No. If you choose to participate in this Exchange Offer by tendering for exchange any of your Eligible Options, you must exchange all of your Eligible Options (i.e., no partial exchanges of an Eligible Option grant will be permitted). See Section 1 “This Exchange Offer – Eligible Options; Eligible Optionholders; Expiration Date of This Exchange Offer.”

Q35: Can I exchange stock options that I have already exercised?

A35: No. This Exchange Offer applies only to outstanding Eligible Options. A stock option that has been fully exercised is no longer outstanding. See Section 1 “This Exchange Offer – Eligible Options; Eligible Optionholders; Expiration Date of This Exchange Offer.”

Q36: If I exchange my Eligible Options for New Options, am I giving up my rights to the Eligible Options?

A36: Yes. When we accept your Eligible Options for exchange, they will be cancelled and you will no longer have any rights to them. They will be replaced with the New Options. See Section 5 “This Exchange Offer – Acceptance of Eligible Options for Exchange; Issuance of New Options.”

Q37: May I change my mind after electing to participate in or withdraw from this Exchange Offer?

A37: Yes. Up until 8:00 a.m. Eastern Time on April 16, 2009, you may change your mind after you have submitted an election to participate in or withdraw from the Exchange Offer. To do this you must submit a completed replacement Election Form before 8:00 a.m. Eastern Time on April 16, 2009. This means that your completed replacement Election Form must be received by us before that time.

You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form we receive before the end of the Offering Period, which is scheduled for 8:00 a.m. Eastern Time on April 16, 2009. If we extend the Offering Period, you may submit an election form or withdrawal form at any time until the extended offer expires. Section 4 “This Exchange Offer – Withdrawal Rights.”

Q38: How do I withdraw my election to participate or change my election to participate?

A38: To withdraw or change your previously submitted Election Form, you must request a replacement Election Form and submit it in the same manner set forth in the answer to Question 28, and we must receive the replacement Election Form before the expiration of this Exchange Offer currently scheduled for 8:00 a.m. Eastern Time on April 16, 2009. It is your responsibility to confirm that we have received your replacement Election Form before the expiration of this Exchange Offer. In all cases, the last properly submitted Election Form received prior to the expiration of this Exchange Offer will prevail. Section 4 “This Exchange Offer – Withdrawal Rights.”

Q39: How does my decision to participate in the Exchange Offer impact my 10b5-1 trading plan?

A39: We advise you to read your individual trading plan and consult with your broker. Each individual is solely responsible for compliance with Rule 10b5-1 and all applicable laws, rules and regulations on insider trading. Any amendment or modification to your trading plan may be made only during an open trading window at a time when you have no material nonpublic information.

E. TAX QUESTIONS

Q40: Will I owe taxes if I exchange my Eligible Options in this Exchange Offer?

A40: Based on current U.S. law, you will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange or on the New Option Grant Date. However, as is the case with existing options, you generally will have taxable income upon exercise of your New Options, at which time the Company will also generally have a tax withholding obligation. We will require that you satisfy the applicable tax withholding requirements through payroll withholding, by withholding proceeds received upon sale of the underlying common stock through a sell-to-cover arrangement, or otherwise, as is done with existing options. You may also have taxable income when you sell the shares issued upon exercise of the New Options.

You should consult with your tax advisor to determine the personal tax consequences to you of participating in this Exchange Offer. If you are a resident of or subject to the tax laws in more than one country, you should be aware that there may be additional or different tax and social insurance consequences that may apply to you. See Section 13 “This Exchange Offer – Material United States Tax Consequences.”

RISK FACTORS

Participation in this Exchange Offer involves a number of potential risks and uncertainties, including those described below. This list and the risk factors set forth under the heading entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC, highlight the material risks of participating in this Exchange Offer. You should carefully consider these risks and we encourage you to speak with your financial, legal and/or tax advisors as necessary before deciding whether to participate in this Exchange Offer. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing the tax consequences of participating in this Exchange Offer, as well as the rest of this Offer to Exchange for a more in-depth discussion of the risks that may apply to you.

In addition, this Offer to Exchange and our SEC reports referred to above include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, discussions regarding industry outlook and our expectations regarding the performance of our business, our future liquidity and capital resource needs, our strategic plans and objectives and our intent to consummate this Exchange Offer, obtain stockholder approval of the Proposed Amendment to 2006 Plan and satisfy the other conditions of this Exchange Offer. When used in this Offer to Exchange, the words “believe,” “may,” “will,” “anticipate,” “estimate,” “continue,” “forecast,” “seek,” “should,” “schedule,” “expect,” “intend,” “project,” “plans” and similar expressions and the use of future dates are intended to identify forward-looking statements.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with this Exchange Offer. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. These statements are subject to certain risks, uncertainties and assumptions, including, but not limited to, the following: risks related to our substantial leverage and restrictions contained in our debt agreements, technological developments, our reliance on providers of satellite transponder capacity, changes in demand for our service and products, competition, industry trends, regulatory changes, foreign currency exchange rate fluctuations, and other risks identified and discussed below, under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission on March 5, 2009 and in the other documents we file with the Securities and Exchange Commission from time to time.

The following discussion should be read in conjunction with the summary financial statements attached as Schedule B, as well as our financial statements and notes to the financial statements included in our most recent Forms 10-K, 10-Q and 8-K. We caution you not to place undue reliance on the forward-looking statements contained in this Offer to Exchange, which speaks only as of the date hereof.

Risks Related to This Exchange Offer

If you elect to participate in this Exchange Offer, each New Option will expire 10 years from the New Option Grant Date, and therefore we expect the expiration date to be April 16, 2019. The vesting schedule of each grant of New Options will be reset to reflect the New Option Grant Date but will otherwise be the same as the grant of the Eligible Options that the grant of New Option replaces. Based on an expected New Option Grant Date of April 16, 2009, each grant of New Options will vest 50% on April 16, 2011, 25% on April 16, 2012 and 25% on April 16, 2013, subject to your remaining an employee of the Company or any of its subsidiaries.

Generally, if you cease to be an employee of the Company or any of its subsidiaries, your New Option will cease to vest and any unvested portion of your New Option will be cancelled as of the date you ceased to be an employee of the Company or any of its subsidiaries. Accordingly, if you exchange Eligible Options for New Options the period of time during which you are subject to the risk of forfeiting any unvested portion of your New Options as a result of ceasing to be an employee will be extended.

Nothing in this Exchange Offer should be construed to confer on you the right to remain an employee of the Company or any of its subsidiaries. The terms of your employment or service with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ or service until the New Option Grant Date or after that date.

We recommend that all Eligible Optionholders who are considering exchanging their Eligible Options meet with their own tax advisors with respect to the local, state, federal, and foreign tax consequences of participating in this Exchange Offer. See section 13 “This Exchange Offer – Material United States Tax Consequences” for more information about the tax impacts of this Exchange Offer in the United States. If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should consult your own tax advisors to discuss these consequences.

The per share exercise price of any New Options granted to you in exchange for your tendered Eligible Options will be equal to the last reported sale price per share of the Company’s Common Stock on The Nasdaq Global Select Market on the last day before the Exchange Offer closes, which is currently expected to be April 15, 2009. We cannot guarantee that, subsequent to the Expiration Date, the per share market price of our Common Stock will increase to a price that is greater than the exercise price of the New Options.

If the trading price of the Company’s Common Stock increases after the Cancellation Date (as defined below) to a level above the exercise price of your Eligible Options accepted for exchange and at such time all or a portion of such Eligible Options would have vested and the corresponding portion of your New Options has not yet vested, you could end up worse off than if you had not participated in this Exchange Offer. As part of the terms of this Exchange Offer, the vesting schedule for your New Options will be reset based on the New Option Grant Date and you will not be given any credit for vesting under the exchanged Eligible Options.

Risks Related to the Nature and Operation of Our Business

The enterprise network communications industry is highly competitive. We may be unsuccessful in competing effectively against other terrestrial and satellite-based network providers in our Enterprise groups.

We operate in a highly competitive enterprise network communications industry in the sale and lease of our products and services. Our industry is characterized by competitive pressures to provide enhanced functionality for the same or lower price with each new generation of technology. As the prices of our products decrease, we will need to sell more products and/or reduce the per-unit costs to improve or maintain our results of operations. Our Enterprise groups face competition from providers of terrestrial-based networks, such as Digital Subscriber Line (“DSL”), cable modem service, Multiprotocol Label Switching and Internet protocol-based virtual private networks, which may have advantages over satellite networks for certain customer applications. Terrestrial-based networks are offered by telecommunications carriers and other large companies, many of which have substantially greater financial resources and greater name recognition than us.

The costs of a satellite network may exceed those of a terrestrial-based network, especially in areas that have experienced significant DSL and cable internet build-out. It may become more difficult for us to compete with terrestrial providers as the number of these areas increase and the cost of their network and hardware services declines. In addition, government agencies are increasingly considering and implementing subsidies for deployment of broadband access in underserved areas. Depending on how the particular programs are structured, these subsidies may favor, or in some cases be limited to, terrestrial-based services. We also compete for enterprise clients with other satellite network providers, satellite providers that are targeting small and medium businesses and smaller independent systems integrators on procurement projects. In Asia and Latin America, the build-out of terrestrial networks has adversely impacted demand for very small aperture terminal (“VSAT”) services and regulation and inequitable access remain barriers to new business.

The consumer network communications market is highly competitive. We may be unsuccessful in competing effectively against DSL and cable service providers and other satellite broadband providers in our Consumer group.

We face competition in our Consumer group primarily from DSL and cable internet service providers. Also, other satellite and wireless broadband companies have launched or are planning the launch of consumer satellite internet access services in competition with us in North America. Some of these competitors offer consumer services and hardware at lower prices than ours. In addition, terrestrial alternatives do not require our external dish which may limit customer acceptance of our products.

We also may face competition from Hughes Network Systems, LLC’s (“HNS”) former parent, The DIRECTV Group, Inc. (“DIRECTV”). For a description of this risk, see “—DIRECTV may compete with us in certain sectors and subject to certain conditions.”

If we are unable to develop, introduce and market new products, applications and services on a cost effective and timely basis, or if we are unable to sell our new products and services to existing and new customers, our business could be adversely affected.

The network communications market is characterized by rapid technological changes, frequent new product introductions and evolving industry standards. If we fail to develop new technology or keep pace with significant industry technological changes, our existing products and technology could be rendered obsolete. Even if we keep up with technological innovation, we may not meet the demands of the network communications market. For example, our large enterprise customers may only choose to renew services with us at substantially lower prices or for a decreased level of service. Many of our large enterprise customers have existing networks available to them and may opt to find alternatives to our VSAT services or may renew with us solely as a backup network. If we are unable to respond to technological advances on a cost effective and timely basis, or if our products or applications are not accepted by the market, then our business, financial condition and results of operations would be adversely affected.

Economic factors may result in reduced demand for, and pricing pressure on our products and services.

To a certain extent, our business depends on the economic health and willingness of our customers and potential customers to make and adhere to capital and financial commitments to purchase our products and services. The U.S. and world economic markets are undergoing a period of slowdown or recession, and the future economic environment may continue to be less favorable than that of recent years. In addition, the telecommunications industry has been facing significant challenges resulting from excess capacity, new technologies and intense price competition. If the conditions in the U.S. and world economic markets continue to be volatile or deteriorate further or if the telecommunications industry experiences future weaknesses, we could experience reduced demand for, and pricing pressure on, our products and services, which could lead to a reduction in our revenues and adversely affect our business, financial condition and results of operations.

We face risks associated with our SPACEWAYTM 3 satellite.

If we are unable to continue to operate SPACEWAY 3 as a result of any of the following risks, we will be unable to realize the anticipated benefits from SPACEWAY 3, and our business, financial condition and results of operations could be adversely affected:

•

Business plan—Our SPACEWAY business plan may be unsuccessful, and we may not be able to achieve the cost savings that we expect from SPACEWAY 3. A failure to attract a sufficient number of customers would result in our inability to realize the cost savings that we expect to achieve from the anticipated lower costs of bandwidth associated with the capacity of SPACEWAY 3. In addition, we will continue to incur start-up losses associated with the launch and operation of SPACEWAY 3 until we acquire a sufficient number of customers.

•

Regulatory license risk—SPACEWAY 3 is primarily intended to provide services to North America. The SPACEWAY 3 spacecraft operations are subject to compliance with the licensing conditions of the United States Federal Communications Commission (“FCC”) and those of any other government whose International Telecommunication Union filing we may use to operate SPACEWAY 3 in the future. Satellite authorizations granted by the FCC or foreign regulatory agencies are typically subject to conditions imposed by such regulatory agency in addition to such agency’s general authority to modify, cancel or revoke those authorization. Failure to comply with such requirements, or comply in a timely manner could lead to the loss of authorizations and could have an adverse effect on our business, financial condition and results of operations.

•

In-orbit risks—SPACEWAY 3 is subject to similar potential satellite failures or performance degradations as other satellites. In-orbit risks similar to those described below under “—Satellite failures or degradations in satellite performance could affect our business, financial condition and results of operations” apply to SPACEWAY 3. To the extent there is an anomaly or other in-orbit failure with respect to SPACEWAY 3, we do not currently have a replacement satellite or backup transponder capacity and would have to identify and lease alternative transponder capacity that may not be available on economic terms or at all. Additionally, we could be required to reposition the antennas of our customers, which would entail significant cost and could require new or modified licenses from regulatory authorities.

•

Insurance—The price, terms and availability of satellite insurance can fluctuate significantly. These policies may not continue to be available on commercially reasonable terms or at all. In addition to higher premiums, insurance policies may provide for higher deductibles, shorter coverage periods and policy exclusions related to satellite health.

•

Novel design—SPACEWAY 3 employs a complex and novel design intended for higher-speed data rates and greater bandwidth per network site. If the enhanced features of the satellite design do not function to their specifications, we may not be able to offer the functionality or throughput of transmission service that we expect for SPACEWAY 3.

Satellite failures or degradations in satellite performance could affect our business, financial condition and results of operations.

For most of our customers, we lease satellite transponder capacity from fixed satellite service (“FSS”) providers in order to send and receive data communications to and from our VSAT networks. Beginning on April 3, 2008, we also began providing capacity on our SPACEWAY 3 satellite. Satellites are subject to in-orbit risks including malfunctions, commonly referred to as anomalies, and collisions with meteoroids, decommissioned spacecraft or other space debris. Anomalies occur as a result of various factors, such as satellite manufacturing errors, problems with the power systems or control systems of the satellites and general failures resulting from operating satellites in the harsh space environment.

For risks associated with anomalies affecting SPACEWAY 3, see “—We face risks associated with our SPACEWAY 3 satellite.” Any single anomaly or series of anomalies affecting the satellites on which we lease transponder capacity could materially adversely affect our operations and revenues and our relationships with current customers, as well as our ability to attract new customers for our satellite services. Anomalies may also reduce the expected useful life of a satellite, thereby creating additional expenses due to the need to provide replacement or backup capacity and potentially reduce revenues if service is interrupted on the satellites we utilize. We may not be able to obtain backup capacity at similar prices, or at all. In addition, an increased frequency of anomalies could impact market acceptance of our services.

Any failure on our part to perform our VSAT service contracts or provide satellite broadband access as a result of satellite failures could result in: (i) a loss of revenue despite continued obligations under our leasing arrangements; (ii) possible cancellation of our long-term contracts; (iii) inability to continue with our subscription-based customers; (iv) incurring additional expenses to reposition customer antennas to alternative satellites; and (v) damaging our reputation, which could negatively affect our ability to retain existing customers or to gain new business. The cancellation of long-term contracts due to service disruptions is an exception to the generally non-cancelable nature of our contracts, and such cancellation would reduce our revenue backlog described in this report. See “—The failure to adequately anticipate the need for transponder capacity or the inability to obtain transponder capacity could harm our results of operations.”

Our networks and those of our third-party service providers may be vulnerable to security risks.

We expect the secure transmission of confidential information over public networks to continue to be a critical element of our operations. Our networks and those of our third-party service providers and our customers may be vulnerable to unauthorized access, computer viruses and other security problems. Persons who circumvent security measures could wrongfully obtain or use information on the network or cause interruptions, delays or malfunctions in our operations, any of which could have a material adverse effect on our business, financial condition and results of operations. We may be required to expend significant resources to protect against the threat of security breaches or to alleviate problems, including reputational harm and litigation, caused by any breaches. In addition, our customer contracts, in general, do not contain provisions which would protect us against liability to third-parties with whom our customers conduct business. Although we have implemented and intend to continue to implement industry-standard security measures, these measures may prove to be inadequate and result in system failures and delays that could lower network operations center availability and have a material adverse effect on our business, financial condition and results of operations.

DIRECTV may compete with HNS in certain sectors and subject to certain conditions.

While HNS has entered into a non-competition agreement with DIRECTV in connection with its separation from DIRECTV in 2005, DIRECTV has retained the right to compete with HNS in selling data services to consumers at all times and may compete with HNS in all areas after the five-year term of the non-competition agreement which commenced on April 22, 2005. In addition, while the non-competition agreement restricts DIRECTV from using the advanced on-board processing capabilities of its two SPACEWAY satellites for data service offerings that would directly compete with HNS, DIRECTV is not limited in such use if the video capability of its SPACEWAY satellites does not remain capable of commercial operations. Moreover, DIRECTV is not restricted from competing with HNS’ business if such data services are incidental to DIRECTV’s provision of a video service to an enterprise customer and are an integral part of such video service or are available as an optional add-on to such video service. In any event, DIRECTV may compete with HNS after the non-competition agreement expires on April 22, 2010.

We are dependent upon suppliers of components, manufacturing outsourcing, installation, and customer service, and our results of operations may be materially affected if any of these third-party providers fail to appropriately deliver the contracted goods or services.

We are dependent upon third-party services and products provided to us, including the following:

•

Components—A limited number of suppliers manufacture some of the key components required to build our VSATs. These key components may not be continually available and we may not be able to forecast our component requirements sufficiently in advance, which may have a detrimental effect on supply. If we are required to change suppliers for any reason, we would experience a delay in manufacturing our products if another supplier is not able to meet our requirements on a timely basis. In addition, if we are unable to obtain the necessary volumes of components on favorable terms or prices on a timely basis, we may be unable to produce our products at competitive prices and we may be unable to satisfy demand from our customers. All of our products contain components whose base raw materials have undergone dramatic cost fluctuations in the last 24 months. Fluctuations in pricing of raw materials have the ability to affect our product costs. Although we have been successful in offsetting or mitigating our exposure to these fluctuations, such changes could have an adverse impact on our product costs.

•

Manufacturing outsourcing—While we develop and manufacture prototypes for our products, we use contract manufacturers to produce a significant portion of our hardware. If these contract manufacturers fail to provide products that meet our specifications in a timely manner, then our customer relationships may be harmed.

•

Installation and customer support service—Each of our North American and international operations utilize a network of third-party installers to deploy our hardware. In addition, a portion of our customer support and management is provided by offshore call centers. Since we provide customized services for our customers that are essential to their operations, a decline in levels of service or attention to the needs of our customers or the occurrence of negligent and careless acts could adversely affect our reputation, renewal rates and ability to win new business.

The failure to adequately anticipate the need for transponder capacity or the inability to obtain transponder capacity could harm our results of operations.

We have made substantial contractual commitments for transponder capacity based on our existing customer contracts and backlog, as well as anticipated future business, to the extent our existing customers are not expected to utilize our SPACEWAY 3 satellite. If future demand does not meet our expectations, we will be committed to maintain excess transponder capacity for which we will have no or insufficient revenues to cover our costs, which would have a negative impact on our margins and results of operations. Our transponder leases are generally for two to five years, and different leases cover satellites with coverage of different geographical areas or support different applications and features, so we may not be able to quickly or easily adjust our capacity to changes in demand. If we only purchase transponder capacity based on existing contracts and bookings, capacity for certain types of coverage in the future that cannot be readily served by SPACEWAY 3 may be unavailable to us and we may not be able to satisfy certain needs of our customers, which could result in a loss of possible new business and could negatively impact the margins earned for those services. At present, until the launch and operation of additional satellites, there is limited availability of capacity on the Ku-band frequencies in North America. In addition, the FSS industry has seen consolidation in the past decade, and today, the three main FSS providers in North America and a number of smaller regional providers own and operate the current satellites that are available for our capacity needs. The failure of any of these FSS providers or a downturn in their industry as a whole could reduce or interrupt the Ku-band capacity available to us. If we are not able to renew our capacity leases at economically viable rates, or if capacity is not available due to any problems of the FSS providers, our business and results of operations would be adversely affected, to the extent SPACEWAY is unable to satisfy the associated demand.

If our products contain defects, we could be subject to significant costs to correct such defects and our product and network service contracts could be delayed or cancelled, which could expose us to significant liability and adversely affect our revenues.

The products and the networks we deploy are highly complex, and some may contain defects when first introduced or when new versions or enhancements are released, despite extensive testing and our quality control procedures. In addition, many of our products and network services are designed to interface with our customers’ existing networks, each of which has different specifications and utilize multiple protocol standards. Our products and services must interoperate with the other products and services within our customers’ networks, as well as with future products and services that might be added to these networks, to meet our customers’ requirements. Further, in the consumer market, our products are usually installed in residential and other locations where there might be a higher likelihood of product liability claims relating to improper or unsafe products or installations. The occurrence of any defects, errors or failures in our products or network services could result in: (i) additional costs to correct such defects; (ii) cancellation of orders; (iii) a reduction in revenue backlog; (iv) product returns or recalls; (v) diversion of our resources; (vi) legal actions by our customers or our customers’ end users, including for damages caused by a defective product; and (vii) the issuance of credits to customers and other losses to us, our customers or end users. Any of these occurrences could also result in the loss of or delay in market acceptance of our products and services and loss of sales, which would harm our reputation and our business and adversely affect our revenues and profitability. In addition, our insurance would not cover the cost of correcting significant errors, defects, or security problems.

Our failure to develop, obtain or protect our intellectual property rights could adversely affect our future performance and growth.

We rely on a combination of United States and foreign patent, trademark, copyright and trade secret laws as well as licenses, nondisclosure, confidentiality and other contractual agreements or restrictions to protect our proprietary rights to the technologies and inventions used in our services and products, including proprietary VSAT technology and related services and products. We have registered trademarks and patents and have pending trademark and patent applications in the United States and a number of foreign countries. However, our patent and trademark applications may not be allowed by the applicable governmental authorities to issue as patents or register as trademarks at all, or in a form that will be advantageous to us. In addition, in some instances, we may not have registered important patent and trademark rights in these and other countries. If we fail to timely file a patent application in any such country, we may be precluded from doing so at a later date. In addition, the laws of some countries do not protect and do not allow us to enforce our proprietary rights to the same extent as do the laws of the United States. Accordingly, we might not be able to protect our proprietary products and technologies against unauthorized third-party copying or use, which could negatively affect our competitive position.

Furthermore, our intellectual property may prove inadequate to protect our proprietary rights, may be infringed or misappropriated by others or may diminish in value over time. Our competitors may be able to freely make use of our patented technology after our patents expire or may challenge the validity, enforceability or scope of our patents, trademarks or trade secrets. Competitors also may independently develop products or services that are substantially equivalent or superior to our technology. In addition, it may be possible for third-parties to reverse-engineer, otherwise obtain, copy and use information that we regard as proprietary. If we are unable to protect our services and products through the enforcement of our intellectual property rights, our ability to compete based on our current market advantages may be harmed.

We also rely on unpatented proprietary technology. To protect our trade secrets and other proprietary information, we require employees, consultants, advisors and collaborators to enter into confidentiality agreements. These agreements may not provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. If we fail to prevent substantial unauthorized access to our trade secrets, we risk the loss of those intellectual property rights and whatever competitive advantage they provide us.

Claims that our services and products infringe the intellectual property rights of others could increase our costs and reduce our sales, which would adversely affect our revenue.

We have received, and may in the future receive, communications from third-parties claiming that we or our products infringe upon the intellectual property rights of third-parties. In addition, we may be named in the future as a defendant in lawsuits claiming that our services or products infringe upon the intellectual property rights of third-parties. Litigation may be necessary to determine the validity and scope of third-party rights or to defend against claims of infringement. Litigation may also be necessary to enforce our intellectual property rights or to defend against claims that our intellectual property rights are invalid or unenforceable. Such litigation, regardless of the outcome, could result in substantial costs and diversion of resources, including time and attention of management and other key personnel, and could have a material adverse effect on our business, financial condition and results of operations. We expect to be increasingly subject to such claims as the number of products and competitors in our industry grows.

We may not be aware of all intellectual property rights that our services or products may potentially infringe. Further, without lengthy litigation, it may not be possible to determine definitively whether a claim of infringement is valid. We cannot estimate the extent to which we may be required in the future to obtain intellectual property licenses or the availability and cost of any such licenses. Those costs, and their impact on our earnings, could be material. Damages in patent infringement cases may also include treble damages in certain circumstances. If a third-party holds intellectual property rights, it may not allow us to use our intellectual property at any price, or on terms acceptable to us, which could materially adversely affect our competitive position. To the extent that we are required to pay royalties to third-parties to whom we are not currently making payments, these increased costs of doing business could materially adversely affect our results of operations. In addition, under some of our agreements with customers, we are not permitted to use all or some of the intellectual property developed for that customer for other customers, and in other cases, we have agreed not to provide similar services to such customers’ competitors. Further, our service agreements with our customers generally provide that we will defend and indemnify them for claims against them relating to our alleged infringement of third-party intellectual property rights with respect to services and products we provide. Third-parties may assert infringement claims against our customers. These claims may require us to initiate or defend protracted and costly litigation on behalf of our customers, regardless of the merits of these claims. If any of these claims succeed, we may be forced to pay damages on behalf of our customers or may be required to obtain licenses for the products they use. If we cannot obtain all necessary licenses on commercially reasonably terms, our customers may be forced to stop using our products.

In addition, our patents, trademarks and other proprietary rights may be subject to various attacks claiming they are invalid or unenforceable. These attacks might invalidate, render unenforceable or otherwise limit the scope of the protection that our patents, trademarks and other rights afford us. If we lose the use of a product name or brand name, our efforts spent on building that brand may be lost, and we will have to rebuild a brand for that product, which we may or may not be able to do, and which would cause us to incur new costs in connection with building such brand name. If we are involved in a patent infringement suit, even if we prevail, there is no assurance that third-parties will not be able to design around our patents, which could harm our competitive position.

If we are unable to license technology from third parties on satisfactory terms, our developmental costs could increase and we may not be able to deploy our services and products in a timely manner.

We depend, in part, on technology that we license from third parties on a non-exclusive basis and integrate into our products and service offerings. Licenses for third-party technology that we use in our current products may be terminated or not renewed, and we may be unable to license third-party technology necessary for such products in the future. Furthermore, we may be unable to renegotiate acceptable third-party license terms to reflect changes in our pricing models. Changes to or the loss of a third-party license could lead to an increase in the costs of licensing or inoperability of products or network services. In addition, technology licensed from third-parties may have undetected errors that impair the functionality or prevent the successful integration of our products or services. As a result of any such changes or loss, we may need to incur additional development costs to ensure continued performance of our products or suffer delays until replacement technology, if available, can be obtained and integrated.

We are majority-owned by various investment vehicles affiliated with Apollo Management, L.P. (together with its affiliates, “Apollo”) and Apollo’s interests as an equity holder may conflict with those of the holders of HNS’ 9 1/2% senior notes (the “Senior Notes”) or with the other equity holders of the Company.

At December 31, 2008, Apollo owned in the aggregate 12,408,611 shares, or approximately 57.7%, of our issued and outstanding Common Stock. Therefore, Apollo has control over our management and policies, such as the election of our directors, the appointment of new management and the approval of any other action requiring the approval of our stockholders, including any amendments to our certificate of incorporation and mergers or sales of all or substantially all of our assets. The interests of Apollo may not in all cases be aligned with those of the holders of the Senior Notes or those of the other holders of our Common Stock. In addition, the level of Apollo’s ownership of our Common Stock could have the effect of discouraging or impeding an unsolicited acquisition proposal. Furthermore, Apollo may, in the future, own businesses that directly or indirectly compete with us. Apollo may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. Subject to limitations contained in HNS’ limited liability company agreement, the indenture governing the Senior Notes, HNS’ $50.0 million revolving credit facility (the “Revolving Credit Facility”) and HNS’ $115.0 million term loan facility (the “Term Loan Facility”) regarding affiliate transactions, Apollo may cause the Company or HNS to enter into transactions with their affiliates to buy or sell assets.

We are a holding company and the inability of our subsidiaries to pay distributions or dividends or transfer funds or other assets to us would harm our ability to pay future dividends.

We are a holding company and our principal assets are membership interests of HNS and cash. Although we do not currently intend to pay dividends on our shares of Common Stock for the foreseeable future (See “—Risks Relating to Ownership of the Company’s Common Stock”), in the event that we choose to pay dividends, we would be primarily reliant on distributions or dividends from our subsidiaries to pay such dividends. The ability of HNS to pay us distributions or transfer funds or other assets is subject to the terms of HNS’ debt agreements which contain covenants which, among other things, limit the ability of HNS and certain of its subsidiaries to pay dividends or distributions or redeem or repurchase capital stock. Such limitations could harm our ability to pay future dividends, if any.

Our future success depends on our ability to retain our key employees.

We are dependent on the services of HNS’ and our senior management team to remain competitive in our industry. The loss of one or more members of HNS’ or our senior management team could have an adverse effect on us until qualified replacements are found. We may not be able to quickly replace these individuals with persons of equal experience and capabilities. In addition, technological innovation depends, to a significant extent, on the work of technically skilled employees. Competition for executive, managerial and skilled personnel in our industry is intense. We expect to face continued increases in compensation costs in order to attract and retain senior executives, managers and skilled employees, especially if the current job economy improves. We may not be able to retain our existing senior management, fill new positions or vacancies created by expansion or turnover or attract or retain the management and personnel necessary to develop and market our products. We do not maintain key man life insurance on any of these individuals.

Risks Related to the Regulation of Our Business

We may face difficulties in obtaining regulatory approvals for our provision of telecommunications services, and we may face changes in regulation, each of which could adversely affect our operations.

In a number of countries where we operate, the provision of telecommunications services is highly regulated. In such countries, we are required to obtain approvals from national and local authorities in connection with most of the services that we provide. In many jurisdictions, we must maintain such approvals through compliance with license conditions or payment of annual regulatory fees.

While the governmental authorizations for our current business generally have not been difficult to obtain in a timely manner, the need to obtain particular authorizations in the future may delay our provision of current and new services. Moreover, the imposition by a governmental entity of conditions on our authorizations, or the failure to obtain authorizations necessary to launch and operate satellites or provide satellite service, could have a material adverse effect on our ability to generate revenue and conduct our business as currently planned. Violations of laws or regulations may result in various sanctions including fines, loss of authorizations and the denial of applications for new authorizations or for the renewal of existing authorizations.

Future changes to the regulations under which we operate could make it difficult for us to obtain or maintain authorizations, increase our costs or make it easier or less expensive for our competitors to compete with us.

We may face difficulties in accurately assessing and collecting contributions towards the Universal Service Fund.

As a provider of telecommunications in the United States, we are presently required to contribute a percentage of our revenues from telecommunications services to universal service support mechanisms that subsidize the provision of services to low-income consumers, high-cost areas, schools, libraries and rural health care providers. This percentage is set each calendar quarter by the FCC. Current FCC rules permit us to pass this universal service contribution onto our customers.

Because our customer contracts often include both telecommunications services, which create such support obligations, and other goods and services, which do not, it can be difficult to determine which portion of our revenues forms the basis for this contribution and the amount that we can recover from our customers. If the FCC, which oversees the support mechanisms, or a court or other governmental entity were to determine that we computed our contribution obligation incorrectly or passed the wrong amount onto our customers, we could become subject to additional assessments, liabilities, or other financial penalties. In addition, the FCC is considering substantial changes to its universal service contribution rules, and these changes could impact our future contribution obligations and those of third parties that provide communication services to our business. Any such change to the universal service contribution rules could adversely affect our costs of providing service to our customers.

Our international sales and operations are subject to applicable laws relating to trade, export controls and foreign corrupt practices, the violation of which could adversely affect our operations.

We must comply with all applicable export control laws and regulations of the United States and other countries. United States laws and regulations applicable to us include the Arms Export Control Act, the International Traffic in Arms Regulations (“ITAR”), the Export Administration Regulations (“EAR”) and the trade sanctions laws and regulations administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”). The export of certain satellite hardware, services and technical data relating to satellites is regulated by the United States Department of State’s Directorate of Defense Trade Controls under ITAR. Other items are controlled for export by the United States Department of Commerce’s Bureau of Industry and Security under the EAR. We cannot provide services to certain countries subject to United States trade sanctions unless we first obtain the necessary authorizations from OFAC. In addition, we are subject to the Foreign Corrupt Practices Act, that, generally, bars bribes or unreasonable gifts to foreign governments or officials.

Following a voluntary disclosure by DIRECTV and DTV Network Systems, Inc. (“DTV Networks”) in June 2004, DIRECTV and DTV Networks entered into a consent agreement with the U.S. Department of State in January 2005 regarding alleged violations of the ITAR relating to exports by HNS of VSAT technology, primarily to China. Under the consent agreement, which applies to HNS, DIRECTV agreed to pay a $4.0 million fine over a period of three years and HNS was required to establish and maintain an external special compliance official for a period of three years. The external special compliance official was an independent contractor with authority to oversee matters relating to compliance with the ITAR. Pursuant to the consent agreement, the three-year term of the external special compliance official ended in January 2008 whereupon we appointed an internal special compliance official who has the authority to oversee matters relating to compliance with ITAR for a period of two years from January 2008 to January 2010. HNS has satisfied the requirement in the consent agreement that it spend $1.0 million over a period of three years for certain enhanced remedial compliance measures. As part of the consent agreement, one of HNS’ subsidiaries in China was debarred from conducting certain international business, although HNS may seek reinstatement in the future. The January 2005 consent agreement supplemented another consent agreement of DIRECTV in March 2003, which applies to HNS and arose out of separate violations of ITAR in which HNS was a named party.

Violations of these laws or regulations could result in significant additional sanctions including fines, more onerous compliance requirements, more extensive debarments from export privileges or loss of authorizations needed to conduct aspects of our international business. A future violation of ITAR or the other regulations enumerated above could materially adversely affect our business, financial condition and results of operations.

Our foreign operations expose us to regulatory risks and restrictions not present in our domestic operations.

Our operations outside the United States accounted for approximately 25.9% of our revenues for the year ended December 31, 2008, and we expect our foreign operations to continue to represent a significant portion of our business. We have operations in Brazil, Germany, India, Indonesia, Italy, Mexico, the Russian Federation, South Africa, the United Arab Emirates and the United Kingdom, among other nations. Over the last 20 years, we have sold products in over 100 countries. Our foreign operations involve varying degrees of risks and uncertainties inherent in doing business abroad. Such risks include:

•

Complications in complying with restrictions on foreign ownership and investment and limitations on repatriation—We may not be permitted to own our operations in some countries and may have to enter into partnership or joint venture relationships. Many foreign legal regimes restrict our repatriation of earnings to the United States from our subsidiaries and joint venture entities. We may also be limited in our ability to distribute or access our assets by the governing documents pertaining to such entities. In such event, we will not have access to the cash flow and assets of our joint ventures.

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Difficulties in following a variety of foreign laws and regulations, such as those relating to data content retention, privacy and employee welfare—Our international operations are subject to the laws of many different jurisdictions that may differ significantly from United States law. For example, local political or intellectual property law may hold us responsible for the data that is transmitted over our network by our clients. Also, other nations have more stringent employee welfare laws that guarantee perquisites that we must offer. Compliance with these laws may lead to increased operations costs, loss of business opportunities or violations that result in fines or other penalties.

•

We face significant competition in our international markets—Outside North America, we have traditionally competed for VSAT hardware and services sales primarily in Europe, Brazil and India and focused only on hardware sales in other regions. In Europe, we face intense competition which is not expected to abate in the near future.

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Changes in exchange rates between foreign currencies and the United States dollar—We conduct our business and incur costs in the local currency of a number of the countries in which we operate. Accordingly, our results of operations are reported in the relevant local currency and then translated to United States dollars at the applicable currency exchange rate for inclusion in our financial statements. Because our foreign subsidiaries and joint ventures operate in foreign currencies, fluctuations in currency exchange rates have affected, and may in the future affect, the value of profits earned on international sales. In addition, we sell our products and services and acquire supplies and components from countries that historically have been, and may continue to be, susceptible to recessions or currency devaluation.

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Greater exposure to the possibility of economic instability, the disruption of operations from labor and political disturbances, expropriation or war—As we conduct operations throughout the world, we could be subject to regional or national economic downturns or instability, labor or political disturbances or conflicts of various sizes. Any of these disruptions could detrimentally affect our sales in the affected region or country or lead to damage to, or expropriation of, its property or danger to our personnel.

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Competition with large or state-owned enterprises and/or regulations that effectively limit our operations and favor local competitors—Many of the countries in which we conduct business have traditionally had state owned or state granted monopolies on telecommunications services that favor an incumbent service provider. We face competition from these favored and entrenched companies in countries that have not deregulated. The slower pace of deregulation in these countries, particularly in Asia and Latin America, has adversely affected the growth of our business in these regions.

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Customer credit risks—Customer credit risks are exacerbated in foreign operations because there is often little information available about the credit histories of customers in the foreign countries in which we operate.

Risks Related to HNS’ Indebtedness

HNS’ high level of indebtedness could adversely affect its ability to raise additional capital to fund HNS’ operations and could limit its ability to react to changes in the economy or its industry and prevent HNS from meeting its obligations.

HNS is significantly leveraged. The following table shows HNS’ level of indebtedness as of December 31, 2008 (in thousands):

December 31, 2008
Senior Notes	$450,000
Term Loans	115,206
VSAT hardware financing	12,902
Revolving bank borrowings	2,432
Other	6,010

Total debt	$586,550

HNS’ substantial degree of leverage could have important consequences, including the following:

•	it may limit HNS’ ability to obtain additional debt or equity financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes;

•

a substantial portion of HNS’ cash flows from operations will be dedicated to the payment of principal and interest on its indebtedness and will not be available for other purposes, including its operations, capital expenditures, investments in new technologies and future business opportunities;

•

HNS’ Term Loan Facility, its Revolving Credit Facility and certain of its unsecured term loans are at a variable rate of interest, exposing HNS to the risk of increased interest rates, except for instances where HNS has entered into interest rate swap agreements;

•	it may limit HNS’ ability to adjust to changing market conditions and place HNS at a competitive disadvantage compared to its competitors that have less debt or more financial resources; and

•	HNS may be vulnerable in a downturn in general economic condition or in its business, or HNS may be unable to carry out capital spending that is important to its growth.

HNS may not be able to generate cash to meet its debt service needs.

HNS’ ability to make payments on or to refinance its indebtedness will depend on HNS’ ability to generate cash in the future, which is subject in part to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. If HNS does not generate sufficient cash flow from operations or future borrowings are not available to HNS, HNS may not be able to service its indebtedness.

If HNS cannot make scheduled payments on its debt, HNS will be in default and, as a result:

•	its debt holders could declare all outstanding principal and interest to be due and payable;

•	the lenders under its Revolving Credit Facility could terminate their commitments to loan HNS money and foreclose against the assets securing their borrowings; and

•	we could lose our equity investment in HNS, which equity interests have been pledged by us to the lenders under HNS’ Revolving Credit Facility.

Covenants in HNS’ debt agreements restrict our business in many ways.

The indenture governing the Senior Notes and the credit agreement governing the Term Loan Facility contain various covenants that limit HNS’ ability and/or its restricted subsidiaries’ ability to, among other things:

•	incur, assume or guarantee additional indebtedness;

•	issue redeemable stock and preferred stock;

•	incur liens;

•	pay dividends or distributions or redeem or repurchase capital stock;

•	prepay, redeem or repurchase debt;

•	make loans and investments;

•	enter into agreements that restrict distributions from its subsidiaries;

•	sell assets and capital stock of its subsidiaries;

•	enter into certain transactions with its affiliates;

•	consolidate or merge with or into, or sell substantially all of its assets to, another person; and

•	enter into new lines of business.

In addition, HNS’ Revolving Credit Facility contains restrictive covenants. A breach of any of the covenants under the indenture, the Revolving Credit Facility or the Term Loan Facility could result in a default under HNS’ Revolving Credit Facility and/or the Senior Notes and/or the Term Loan Facility. Upon an event of default under HNS’ Revolving Credit Facility, the lenders could elect to declare all amounts outstanding under its Revolving Credit Facility to be immediately due and payable and terminate all commitments to extend further credit. If HNS is unable to repay those amounts, the lenders under HNS’ Revolving Credit Facility could proceed against the collateral that secures that indebtedness. HNS has pledged a significant portion of its assets as collateral under its Revolving Credit Facility.

Risks Related to the Distribution and Separation from SkyTerra Communications, Inc.

We may incur significant liability to SkyTerra Communications, Inc. (“SkyTerra”) pursuant to the indemnification provisions of the separation agreement.

We and SkyTerra have entered into a separation agreement (the “Separation Agreement”) that affected the transfer, by way of contribution from SkyTerra to us, of the assets related to our business, and the assumption by us of certain liabilities. The Separation Agreement and certain related agreements govern, among other things, certain of the ongoing relations between us and SkyTerra following the distribution by SkyTerra of all of our Common Stock to SkyTerra’s common stockholders (the “Distribution”). The Separation Agreement provides that we will indemnify SkyTerra and its affiliates against potential losses based on, arising out of or resulting from, among other things:

•

the ownership or the operation of the assets or properties transferred to us under the Separation Agreement, and the operation or conduct of the business of, including contracts entered into and any activities engaged in by, us, whether in the past or future;

•	any other activities we engage in;

•	any guaranty or keep well of or by SkyTerra provided to any parties with respect to any of our actual or contingent obligations;

•	any breach by us of the Separation Agreement or any other agreement between us and SkyTerra; or

•	any failure by us to honor any of the liabilities assumed by us under the Separation Agreement.

We may incur significant liability to SkyTerra pursuant to the provisions of the tax sharing agreement.

The tax sharing agreement governs the allocation between us and SkyTerra of tax liabilities and related tax matters, such as the preparation and filing of tax returns and tax contests, for all taxable periods. We will generally be responsible for, and indemnify SkyTerra and its subsidiaries against, all tax liabilities imposed on or attributable to:

•	the Company and any of its subsidiaries relating to all taxable periods; and

•	SkyTerra and any of its subsidiaries for all taxable periods or portions thereof ending on or prior to a change of control of SkyTerra.

Risks Relating to Ownership of the Company’s Common Stock

There may be a limited public market for our Common Stock and our stock price may experience volatility.

The stock market from time to time experiences extreme price and volume fluctuations that are often unrelated to the operating performance of particular companies. Changes in earnings estimates by analysts, if any, and economic and other external factors may have a significant effect on the market price of our Common Stock. Fluctuations or decreases in the trading price of our Common Stock may adversely affect the liquidity of the trading market for our Common Stock.

Fluctuations in our results of operations could adversely affect the trading price of our Common Stock.

Our results of operations may fluctuate as a result of a variety of factors, many of which are outside of our control, including:

•	risks and uncertainties affecting the current and proposed business of HNS and the broadband satellite industry;

•	increased competition in the broadband satellite industry;

•	competition in the North America and International VSAT segments and the Telecom Systems segment; and

•	general economic conditions.

As a result of these possible fluctuations, period-to-period comparisons of our financial results may not be reliable indicators of future performance.

Future sales of our shares could depress the market price of our Common Stock.

We may, in the future, sell additional shares of our Common Stock to raise capital, which could result in substantial dilution and a decrease in the market price of our Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

At March 12, 2009, we had 21,604,520 shares of our Common Stock outstanding, all of which are freely tradable without restriction under the Securities Act except for any such shares held at any time by any of our “affiliates,” as such term is defined under Rule 144 promulgated under the Securities Act. In addition, all of the shares of Common Stock issued, reserved for issuance or issuable upon the exercise of stock options under the 2006 Plan will be available for sale in the open market, unless such shares of our Common Stock are subject to vesting restrictions.

We may have to issue additional shares of our Common Stock to satisfy the Class B Units and bonus units of HNS, which may, to the extent vested, be exchanged for our Common Stock.

We do not plan to pay dividends on our Common Stock and consequently, the only opportunity to achieve a return on an investment in our Common Stock is if the price of our Common Stock appreciates.

We do not plan to declare dividends on our Common Stock for the foreseeable future and do not plan to pay dividends on our Common Stock. In addition, the agreements governing HNS’ outstanding indebtedness limit our ability to pay dividends on our Common Stock. The only opportunity to achieve a positive return on an investment in our Common Stock for the foreseeable future may be if the market price of our Common Stock appreciates.

Provisions in our charter documents and Delaware law may delay or prevent our acquisition by a third-party.

Our certificate of incorporation and by-laws contain several provisions that may make it more difficult for a third-party to acquire control of us without the approval of our board of directors. These provisions include, among other things, advance notice for raising business or making nominations at meetings of stockholders and “blank check” preferred stock. Blank check preferred stock enables our board of directors, without stockholder approval, to designate and issue additional series of preferred stock with such special dividend, liquidation, conversion, voting or other rights, including the right to issue convertible securities with no limitations on conversion, as our board of directors may determine, including rights to dividends and proceeds in a liquidation that are senior to our Common Stock. In addition, our board may issue additional shares of our Common Stock without any further vote or action by our common stockholders, which would have the effect of diluting our common stockholders. These provisions may make it more difficult or expensive for a third-party to acquire a majority of our outstanding voting Common Stock. In addition, the Delaware General Corporation Law contains provisions that could make it more difficult for a third-party to acquire control of us.

THIS EXCHANGE OFFER

SECTION 1. Eligible Options; Eligible Optionholders; Expiration Date of This Exchange Offer

Upon the terms and subject to the conditions of this Exchange Offer, we are making this offer to Eligible Optionholders to exchange their Eligible Options that are properly tendered in accordance with Section 3 “Procedures for Tendering Eligible Options” and not validly withdrawn pursuant to Section 4 “Withdrawal Rights” before the Expiration Date of this Exchange Offer. The New Options will have an exercise price per share equal to the April 15 Price and shall be on the terms and conditions described below under “—New Options” and Section 8 “Source and Amount of Consideration; Terms of New Options.”

Eligible Options

If you properly tender for exchange one or more Eligible Options that are accepted for exchange by us, the exchanged Eligible Options will be cancelled and, subject to the terms of this Exchange Offer, you will be entitled to receive one New Option for every Eligible Option you surrender for cancellation and exchange pursuant to this Exchange Offer. An Eligible Option that is accepted for exchange will no longer be exercisable after the expiration of the Exchange Offer.

If you choose to participate in this Exchange Offer by tendering for exchange any of your Eligible Options, you must exchange all of your Eligible Options (i.e., no partial exchanges of an Eligible Option grant will be permitted). See Section 3 “Procedures for Tendering Eligible Options.”

We refer to the “Cancellation Date” as the date when Eligible Options that are properly tendered for exchange to the Company and not validly withdrawn and accepted by us pursuant to this Exchange Offer will be cancelled. We expect that the Cancellation Date will be the same date as the Expiration Date and the New Option Grant Date.

Eligible Optionholders

An “Eligible Optionholder” is an employee (including an officer) of the Company or any of its subsidiaries who holds one or more Eligible Options on the date this Exchange Offer starts.

New Options

Unless prohibited by law or applicable regulations, Eligible Options properly tendered for exchange and not validly withdrawn and accepted by us pursuant to this Exchange Offer will be cancelled and replaced by New Options issued under the 2006 Plan, as amended by the Proposed Amendment to 2006 Plan. Each grant of a New Option pursuant to this Exchange Offer will be exercisable for the same number of shares as the Eligible Option for which such New Option was properly tendered for exchange and not validly withdrawn and accepted by us pursuant to this Exchange Offer. New Options will be subject to the terms of the 2006 Plan, as amended by the Proposed Amendment to 2006 Plan, and a new stock option award agreement between you and the Company in substantially the form of the Form Employee Stock Option Agreement attached hereto as Schedule A. For more details about the 2006 Plan and the Proposed Amendment to 2006 Plan, see Section 8 “Source and Amount of Consideration; Terms of New Options.” We expect the New Option Grant Date will be April 16, 2009. If the Expiration Date is extended or delayed, the Cancellation Date and the New Option Grant Date will be similarly extended or delayed. If the Exchange Offer is terminated by us prior to completion in accordance with the terms of this Exchange Offer, the New Options will not be granted.

Expiration Date

The offering period for this Exchange Offer will start on March 19, 2009 and is scheduled to expire at 8:00 a.m. Eastern Time on April 16, 2009, unless and until, we, at our sole discretion, extend or delay the period of time during which the Exchange Offer remains open, subject to compliance with applicable securities laws (the “Offering Period”).

If we materially change the terms of this Exchange Offer or the information concerning this Exchange Offer, or if we waive a material condition of this Exchange Offer, we will extend this Exchange Offer in accordance with applicable legal requirements. If we materially change the terms of this Exchange Offer we will publish notice or otherwise notify you of our action in writing, in accordance with applicable legal requirements. See Section 14 “Extension of Exchange Offer; Termination; Amendment” for a description of our rights to extend, delay, terminate and/or amend this Exchange Offer.

For purposes of this Exchange Offer, a “business day” means any day other than Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD EXCHANGE YOUR ELIGIBLE OPTIONS. NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS EXCHANGE OFFER AND CONSULT YOUR OWN FINANCIAL, LEGAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO EXCHANGE YOUR ELIGIBLE OPTIONS.

NOTHING IN THIS EXCHANGE OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF THE COMPANY OR ANY OF ITS SUBSIDIARIES. THE TERMS OF YOUR EMPLOYMENT OR SERVICE WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION WITH OR WITH OUT CAUSE OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY OR SERVICE UNTIL THE NEW OPTION GRANT DATE OR AFTER THAT DATE. NOTHING IN THIS EXCHANGE OFFER SHALL BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR CONSIDERATION.

IF YOU EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS AND YOU CEASE TO BE AN EMPLOYEE OF THE COMPANY OR ANY OF ITS SUBSIDIARIES BEFORE THE NEW OPTIONS ARE FULLY VESTED, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR NEW OPTIONS, SUBJECT TO CERTAIN EXCEPTIONS PROVIDED IN THE 2006 PLAN AND/OR THE APPLICABLE STOCK OPTION AWARD AGREEMENT.

SECTION 2. Purpose of This Exchange Offer

We are making this Exchange Offer to recognize key contributions by our employees and to better align their interests with our stockholders’ interests. Stock options have been, and continue to be, an important part of our incentive compensation and retention programs. Stock options are designed to motivate and reward the efforts of our employees by providing incentives for them to grow long-term stockholder value, and encourage their long-term employment.

We have issued stock options under the 2006 Plan as a means of promoting the interests of the Company and the stockholders of the Company by providing directors, officers, employees, and consultants of the Company and its subsidiaries with appropriate incentives and rewards to encourage them to enter into and continue in the employ or service of the Company, to acquire a proprietary interest in the long-term success of the Company and to reward the performance of individuals in fulfilling their personal responsibilities for long-range achievements. However, our Board of Directors has observed that many of our employees (including officers) have outstanding stock options with exercise prices that are significantly higher than the current market price per share of our Common Stock. These stock options are commonly referred to as being “underwater.” As a result, these stock options have little value as either an incentive or retention tool.

This Exchange Offer is intended to address this situation by providing Eligible Optionholders with an opportunity to exchange Eligible Options for New Options. By making this Exchange Offer, we intend to provide such employees with the opportunity to hold stock options that over time may have a greater potential to increase in value, thereby creating better incentives for such employees to remain at the Company and/or its subsidiaries and contribute to achieving our business objectives.

We believe the Exchange Offer will motivate our employees to achieve future growth. By realigning the exercise prices of previously granted stock options more closely with the current per share market price of our Common Stock, we believe that these stock options will again become important tools to help motivate and retain our existing employees and continue to align their interests with those of our stockholders. While we hope this Exchange Offer will reduce the current disparity between the per share market price of our Common Stock and the exercise price of outstanding Eligible Options, given the volatile and unpredictable nature of the economy and stock market, we cannot guarantee that, subsequent to the Expiration Date, the per share market price of our Common Stock will increase to a price that is greater than the exercise price of the New Options.

Except as indicated in this Exchange Offer, we do not have any present plans or proposals which relate to or would result in (i) any extraordinary transaction, such as a merger, reorganization or liquidation of the Company or any of its subsidiaries, (ii) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any material change in the our present indebtedness, capitalization or dividend rate or policy, (iv) any change in our present board of directors or management, (v) any other material change in our corporate structure or business, (vi) any class of equity security of the Company being delisted from a national stock exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association, (vii) any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (viii) the suspension of the Company’s obligation to file reports under Section 15(d) of the Exchange Act; (ix) the acquisition by any person of additional securities of the Company, (x) the disposition of securities of the Company; or (xi) any changes in the Company’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

SECTION 3. Procedures for Tendering Eligible Options

If you are an Eligible Optionholder, you may tender for exchange your Eligible Options at any time before the Expiration Date. If we extend this Exchange Offer beyond the scheduled Expiration Date, you may tender your Eligible Options at any time until the extended Expiration Date.

If you choose to participate in this Exchange Offer by tendering for exchange any of your Eligible Options, you must exchange all of your Eligible Options (i.e., no partial exchanges of an Eligible Option grant will be permitted).

Proper Tender of Eligible Options

If you wish to participate in this Exchange Offer by validly tendering for exchange your Eligible Options, an individualized Election Form is included with this Offer to Exchange. To validly tender for exchange your Eligible Options, you must deliver your completed Election Form to the Company:

•	by regular mail, courier or hand delivery to Hughes Communications, Inc., 11717 Exploration Lane Germantown, Maryland 20876, Attn: Sandi Kerentoff;

•	by facsimile to (301) 428-2843; or

•	by scanning the completed Election Form to a PDF and e-mailing to OptionExchange@Hughes.com.

Election Forms should not be sent via inter-office mail.

To participate in this Exchange Offer, your completed Election Form must be received by us no later than 8:00 a.m. Eastern Time on April 16, 2009, unless this Exchange Offer is extended or delayed in accordance with its terms. If you miss this deadline, you will not be permitted to participate in this Exchange Offer and each stock option currently held by you will remain intact with its original exercise price and with its other original terms.

You will receive a confirmation by e-mail after our receipt of your completed Election Form. If your Eligible Options are properly tendered for exchange, and are not validly withdrawn and are accepted by us for exchange, you will receive a final confirmation notice following the expiration of this Exchange Offer. The final confirmation notice will confirm that your Eligible Options have been accepted for exchange and cancelled and will set forth the number of shares of our Common Stock you are entitled to purchase with your New Options, the New Option Grant Date, the vesting schedule of the New Options, the expiration date of the New Options and the per share exercise price of the New Options. If you choose to not participate in this Exchange Offer, you do not need to do anything, and your Eligible Options will continue to remain subject to their existing terms and conditions as in effect immediately prior to the Expiration Date.

We will be deemed to have accepted Eligible Options that are validly tendered and not properly withdrawn if and when we give notice to Eligible Optionholders of our acceptance of such Eligible Options promptly following the expiration of the Exchange Offer. We will give notice by written communication to Eligible Optionholders promptly after the Expiration Date announcing our decision to accept Eligible Options for exchange and confirming acceptance on an individual basis by the final confirmation notice described above.

You do not need to return your stock option award agreements relating to your tendered Eligible Options. They will be automatically cancelled if we accept your Eligible Options for exchange.

If you send your Election Form by registered mail, facsimile transmission, email, courier or hand delivery, you are responsible for keeping your evidence of the date and time of mailing, transmission or shipment. We will not accept requests for participation in the Exchange Offer delivered by any other means. You are responsible for making sure that if you wish to participate in the Exchange Offer that you follow the appropriate steps as directed herein and on the Election Form.

The method of delivery of all documents to us, including the Election Form, is at the election and risk of the electing Eligible Optionholder. It is your responsibility to allow sufficient time to ensure timely delivery to and receipt by us of any documents you elect to send to us.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects

We will, in our sole discretion, determine the number of shares of the Company’s Common Stock subject to Eligible Options and all questions as to the form of documents and the validity, form, eligibility, time of receipt, and acceptance of any tender of, or documentation related to the exchange of, Eligible Options. We may reject any Eligible Options tendered for exchange to the extent we determine that the Eligible Options were not properly tendered for exchange or that it would be unlawful to accept the tendered Eligible Options. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final, conclusive and binding on all parties. This is a one-time offer. We will strictly enforce this offer period, subject only to any extension of the Expiration Date of the Exchange Offer that we may grant in our sole discretion. Subject to Rule 13e-4 under the Exchange Act, we reserve the right, in our reasonable discretion, to waive any of the conditions of this Exchange Offer, any defect or irregularity in any tender or withdrawal with respect to any particular Eligible Option or any particular Eligible Optionholder. If we waive any of the conditions of this Exchange Offer we will do so for all Eligible Optionholders. No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Optionholder or waived by us. Neither the Company nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement

Your tender for exchange of Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Exchange Offer and will be controlling, absolute and final, subject to your withdrawal rights (as described below) and our acceptance of your tendered Eligible Options in accordance with Section 5 “Acceptance of Eligible Options for Exchange; Issuance of New Options.” Our acceptance for exchange of Eligible Options tendered by you pursuant to this Exchange Offer will constitute a binding agreement between the Company and you on the terms and subject to the conditions of this Exchange Offer.

Subject to our rights to extend, amend, withdraw and terminate this Exchange Offer in accordance with Section 6 “Conditions of This Exchange Offer,” we expect to accept and cancel, promptly following the Expiration Date of the Exchange Offer, all properly tendered Eligible Options that have not been validly withdrawn. You will be required to enter into a new stock option award agreement governing the terms of each New Option issued to you in exchange for your Eligible Options pursuant to this Exchange Offer.

SECTION 4. Withdrawal Rights

If you elect to participate in this Exchange Offer as to your Eligible Options and later change your mind, you may withdraw your tendered Eligible Options, and reject this Exchange Offer, only by following the procedure described in this Section 4.

You may withdraw your tendered Eligible Options at any time before the Expiration Date (scheduled for 8:00 a.m. Eastern Time on April 16, 2009). If we extend this Exchange Offer beyond that time, you may withdraw your tendered Eligible Options at any time until the extended Expiration Date. We intend to accept and cancel properly tendered Eligible Options promptly after the scheduled Expiration Date.

To validly withdraw tendered Eligible Options, you must submit a completed replacement Election Form. Completed replacement Election Forms should be sent to the Company:

•	by regular mail, courier or hand delivery to Hughes Communications, Inc., 11717 Exploration Lane Germantown, Maryland 20876, Attn: Sandi Kerentoff;

•	by facsimile to (301) 428-2843; or

•	by scanning the completed replacement Election Form to a PDF and e-mailing to OptionExchange@Hughes.com.

Replacement Election Forms should not be sent via inter-office mail.

We must receive the completed replacement Election Form before the Expiration Date. Providing us with a properly completed Election Form that specifically declines to participate in the Exchange Program and that is submitted in the manner set forth above for submission of a replacement Election Form will constitute a proper notice of withdrawal. It is your responsibility to confirm that we received your replacement Election Form indicating the withdrawal of your tendered Eligible Options before the Expiration Date. If you elect to withdraw your Eligible Options, you must withdraw all your Eligible Options. You may not rescind any withdrawal (except by re-tendering your Eligible Options by following the procedures described above in Section 3 “Procedures for Tendering Eligible Options”) and withdrawals that follow the aforementioned procedures will be considered valid and the applicable Eligible Options will not be considered tendered for exchange.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any replacement Election Form submitted to withdraw previously tendered Eligible Options, nor will anyone incur any liability for failure to give any such notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final, conclusive and binding.

SECTION 5. Acceptance of Eligible Options for Exchange; Issuance of New Options

Subject to, and conditioned upon the terms and conditions of this Exchange Offer, including those conditions listed in Section 6 “Conditions of This Exchange Offer,” we will accept for exchange all Eligible Options properly tendered and not validly withdrawn promptly after the Expiration Date (scheduled to be 8:00 a.m. Eastern Time on April 16, 2009). Once your Eligible Options have been accepted for exchange and cancelled, you will promptly receive a final confirmation notice confirming that those Eligible Options have been accepted for exchange and cancelled.

If your Eligible Options are properly tendered for exchange and accepted by us, subject to the terms of this Exchange Offer, we will cancel your tendered Eligible Options, and you will be granted New Options on the Expiration Date. Grant documents for the New Options will be provided to you promptly thereafter.

For purposes of this Exchange Offer, we will be deemed to have accepted for exchange Eligible Options that are validly tendered for exchange and not properly withdrawn, when we publicly announce and/or give written notice to the Eligible Optionholders of our acceptance for exchange of their Eligible Options.

SECTION 6. Conditions of This Exchange Offer

Promptly following the expiration of this Exchange Offer (which is scheduled to be 8:00 a.m., Eastern Time, on April 16, 2009, unless the Company extends this Exchange Offer), subject to satisfaction of conditions set forth below, the Company will accept all Eligible Options that are properly tendered for exchange and not validly withdrawn. If the conditions set forth below are not satisfied, the Company may reject all (but not less than all) Eligible Options that are properly tendered for exchange and not validly withdrawn. If the Company rejects all Eligible Options that are properly tendered for exchange and not validly withdrawn, it will promptly communicate such rejection to all Eligible Optionholders by delivering a notice of such rejection to all Eligible Optionholders. Following such a rejection, all of your current Eligible Options will remain subject to their existing terms and conditions as in effect immediately prior to the Expiration Date and you will not receive any New Options.

The Company will not be required to accept for exchange any Eligible Options properly tendered for exchange and not validly withdrawn and may terminate or amend this Exchange Offer, subject to Rule 13e-4(f)(5) under the Exchange Act, if the Company’s stockholders have not approved the Proposed Amendment to 2006 Plan and thus the Requisite Stockholder Approval has not been obtained prior to the Expiration Date.

At March 12, 2009, Apollo owned in the aggregate 12,408,611 shares, or approximately 57.44%, of our issued and outstanding Common Stock. Therefore, Apollo has control over our management and policies, such as the approval of any other action requiring the approval of our stockholders without the vote of any other stockholders. Our annual meeting of stockholders at which our stockholders will consider the Proposed Amendment to 2006 Plan is scheduled for April 15, 2009. Apollo has indicated its intention to vote its shares in favor of any such amendment, if asked.

In addition, notwithstanding any other provision of this Exchange Offer, we will not be required to accept any Eligible Options tendered for exchange, and we may withdraw or terminate this Exchange Offer, or postpone our acceptance and cancellation of any Eligible Options tendered for exchange, in each case subject to certain limitations including Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date hereof and before the Expiration Date, we reasonably determine that any of the following events shall have occurred and, in the Company’s reasonable judgment, the occurrence of the event makes it inadvisable for the Company to proceed with the Exchange Offer or to accept Eligible Options tendered for exchange:

(1) we are prohibited by applicable laws, regulations or a governmental order from giving effect to the Exchange Offer; or

(2) any event or events occur that have resulted or are reasonably likely to result, as determined in our reasonable judgment, in a material impairment of the contemplated benefits of this Exchange Offer to us or the Eligible Optionholders (see Section 2 “This Exchange Offer-Purposes of This Exchange Offer”).

The conditions to this Exchange Offer are for our benefit. If an event occurs or fails to occur such that any of the conditions specified in Section 6 of this Offer to Exchange fails to be satisfied, the Company may choose in its reasonable discretion to assert the condition before the Expiration Date or to waive the condition and proceed with the Exchange Offer. Any decision by the Company to proceed with the Exchange Offer following a condition failing to be satisfied will constitute a waiver of such condition (unless the condition is one where satisfaction of the condition may be determined only upon the Expiration Date). The Company will promptly notify Eligible Optionholders of any waiver of a condition or its decision to assert a condition in accordance with applicable law rather than waiting until the Expiration Date. The Company may waive a condition, in whole or in part, from time to time prior to the Expiration Date, in its reasonable discretion, whether or not the Company waives any other condition to this Exchange Offer. The waiver of any of these rights with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances.

SECTION 7. Price Range of Our Common Stock

The Eligible Options give Eligible Optionholders the right to acquire shares of the Company’s Common Stock. None of the Eligible Options are traded on any trading market. Our Common Stock is listed on The Nasdaq Global Select Market under the symbol “HUGH.” During 2007, our Common Stock was traded on the NASDAQ Global Market. The following table sets forth on a per share basis the high and low sale prices of our Common Stock as reported by NASDAQ during the periods indicated.

	High	Low
Fiscal Year Ending December 31, 2009
First Quarter (through March 12, 2009)	$20.25	$7.77
Fiscal Year Ended December 31, 2008
First Quarter	$55.52	$42.00
Second Quarter	$55.99	$44.71
Third Quarter	$49.20	$30.01
Fourth Quarter	$36.93	10.00
Fiscal Year Ended December 31, 2007
First Quarter	$49.33	$40.35
Second Quarter	$54.36	$45.99
Third Quarter	$55.99	$42.83
Fourth Quarter	$61.00	$47.48

On March 12, 2009, the last available reported sale price of the Company’s Common Stock on The Nasdaq Global Select Market prior to the printing of this Offer to Exchange was $12.55. We recommend that you obtain current market quotations for the Company’s Common Stock, among other factors, before deciding whether or not to tender for exchange your Eligible Options. As of March 11, 2009, there were approximately 846 stockholders of record of the Company’s Common Stock. Because many of our shares of Common Stock are held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of stockholders represented by these record holders.

SECTION 8. Source and Amount of Consideration; Terms of New Options

Consideration

Each Eligible Option accepted for exchange under the terms of this Exchange Offer will be exchanged for one New Option. Assuming the sale price per share of the Company’s Common Stock on The Nasdaq Global Select Market on the last trading day before the Exchange Offer expires is less than $54.00 per share, there would be outstanding Eligible Options to purchase an aggregate of 546,900 shares of the Company’s Common Stock with an exercise price of $54.00 per share and none of which would be fully vested. Since this is a one-for-one exchange, if all Eligible Options are properly tendered for exchange and accepted in this Exchange Offer, we would issue New Options to purchase an aggregate of 546,900 shares of the Company’s Common Stock.

Terms of New Options

Unless prohibited by law or applicable regulations, Eligible Options properly tendered for exchange and not validly withdrawn and accepted by us pursuant to this Exchange Offer will be cancelled and replaced by New Options. Each grant of a New Option pursuant to this Exchange Offer will be exercisable for the same number of shares as the Eligible Option(s) for which such New Option was properly tendered for exchange and not validly withdrawn and accepted by us pursuant to this Exchange Offer. New Options would be subject to the terms of our 2006 Plan, as amended by the Proposed Amendment to 2006 Plan, and a new stock option award agreement between you and the Company. For more details about the 2006 Plan and the Proposed Amendment to 2006 Plan, see “2006 Plan” described below.

In addition, each New Option will differ from Eligible Options in the following ways:

•	The exercise price per share for each New Option will be equal to the April 15 Price.

•

The vesting schedule of each grant of New Options will be reset to reflect the New Option Grant Date but will otherwise be the same as the vesting schedule of the Eligible Options that the grant of New Option replaces. Subject to the terms of the 2006 Plan, as amended by the Proposed Amendment to 2006 Plan, each grant of New Options will vest 50% on the second anniversary of the New Option Grant Date, 25% on the third anniversary of the New Option Grant Date and 25% on the fourth anniversary of the New Option Grant Date. You will not be given any credit toward the vesting of your New Options based on the time you held your Eligible Options.

•	Each New Option will expire 10 years from the New Option Grant Date, and therefore we expect the expiration date to be April 16, 2019.

We expect the New Option Grant Date will be April 16, 2009. If the Expiration Date is extended or delayed, the Cancellation Date and the New Option Grant Date will be similarly extended or delayed. If the Exchange Offer is terminated by us prior to completion in accordance with the terms of this Exchange Offer, the New Options will not be granted.

Set forth below is an indicative comparison of the vesting schedule of your Eligible Options based on original grant date (assuming you still hold all such Eligible Options issued on such date) versus the vesting schedule of New Options based on the expected New Option Grant Date of April 16, 2009.

Eligible Options Grant Date: April 24, 2008 Expiration Date: April 24, 2018 Exercise Price: $54.00 per share		New Options Grant Date: April 16, 2009 Expiration Date: April 16, 2019 Exercise Price: April 15 Price
Vesting Dates	Percentage Vesting	Vesting Dates	Percentage Vesting
April 24, 2010	50%	April 16, 2011	50%
April 24, 2011	25%	April 16, 2012	25%
April 24, 2012	25%	April 16, 2013	25%

Except as otherwise provided herein, each New Option will have identical terms and conditions as the corresponding exchanged Eligible Options.

All Eligible Options are non-qualified stock options for U.S. federal income tax purposes and all New Options will be non-qualified stock options for U.S. federal income tax purposes.

NOTHING IN THIS OFFER TO EXCHANGE SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF THE COMPANY OR ANY OF ITS SUBSIDIARIES. THE TERMS OF YOUR EMPLOYMENT OR SERVICE WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION WITH OR WITH OUT CAUSE OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY OR SERVICE UNTIL THE NEW OPTION GRANT DATE OR AFTER THAT DATE. NOTHING IN THIS OFFER TO EXCHANGE SHALL BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR CONSIDERATION.

2006 Plan

Set forth below is a description of our existing 2006 Plan as currently in effect and the Proposed Amendment to 2006 Plan. We are proposing to amend our existing 2006 Plan in conjunction with this Exchange Offer. The terms of the proposed amendment are described below under “—Proposed Amendment to 2006 Plan.” Subject to approval of our stockholders, the 2006 Plan as amended by the Proposed Amendment to 2006 Plan will contain identical terms and conditions as our existing 2006 Plan except for those changes contained in the Proposed Amendment to 2006 Plan.

Under the current terms of the 2006 Plan, as of March 18, 2009, a total of 2,700,000 shares (subject to certain adjustments) of the Company’s Common Stock are reserved for issuance pursuant to awards granted under the 2006 Plan. No more than 1,350,000 shares may be subject to incentive stock options and no more than 600,000 shares may be subject to any type of award (restricted common stock, restricted stock units, stock options, stock appreciation rights and other equity based awards, as well as cash bonuses and long-term cash awards) granted under the 2006 Plan to any one individual in a calendar year. On April 24, 2008, the Company’s Compensation Committee made stock options awards under the 2006 Plan (the “Stock Option Program”). A total of 700,000 options (the “Option Pool”) have been authorized under the Stock Option Program for option awards during the period of April 24, 2008 to December 31, 2009. Any forfeited or cancelled options before exercise will be deposited back into the Option Pool and will become available for award under the Stock Option Program.

As of March 12, 2009, 614,400 stock options were outstanding under the 2006 Plan at a weighted average exercise price of $50.20 per share, and 1,235,222 shares of our Common Stock were available for future grant of various types of equity-based awards, including restricted common stock, restricted stock units, stock options, stock appreciation rights and other equity based awards under the 2006 Plan.

The following summary of the 2006 Plan does not purport to be complete, and is qualified in its entirety by reference to the full text of the 2006 Plan, a copy of which has been filed as Exhibit 10.6 to our Amendment No. 3 to the Registration Statement on Form S-1 filed with the SEC on February 6, 2006.

Purposes of the 2006 Plan

The purposes of the 2006 Plan are to promote the interests of the Company and the stockholders of the Company by providing directors, officers, employees, and consultants of the Company with appropriate incentives and rewards to encourage them to enter into and continue in the employ or service of the Company, to acquire a proprietary interest in the long-term success of the Company and to reward the performance of individuals in fulfilling their personal responsibilities for long-range achievements.

The 2006 Plan provides for the grant of equity-based awards, including restricted common stock, restricted stock units, stock options, stock appreciation rights and other equity based awards, as well as cash bonuses and long-term cash awards to our directors, officers and other employees, advisors and consultants who are selected by our Compensation Committee for participation in the 2006 Plan. Unless earlier terminated by our Board of Directors, the 2006 Plan will expire on January 30, 2016. Our Board of Directors may amend the 2006 Plan at any time. Termination of the 2006 Plan and amendments to the 2006 Plan are not intended to adversely affect any award that is then outstanding without the award holder’s consent, and we must obtain stockholder approval of any amendments to the Plan.

Administration of the 2006 Plan

The 2006 Plan is administered by the Compensation Committee, which has the authority, among other things, to exercise all the powers and authorities either specifically granted to it under the 2006 Plan or necessary or advisable in the administration of the 2006 Plan, including, without limitation, the authority to determine who will be granted awards and the types of awards that may be granted. The Compensation Committee may, in its sole discretion, without amendment to the 2006 Plan: (i) accelerate the date on which any option granted under the 2006 Plan becomes exercisable, waive or amend the operation of 2006 Plan provisions respecting exercise after termination of employment or otherwise adjust any of the terms of the option and (ii) accelerate the vesting date, or waive any condition imposed under the 2006 Plan, with respect to any restricted stock or other award, or otherwise adjust any of the terms applicable to any such award.

Equity Incentive Program

A maximum of 2,700,000 shares (subject to adjustment) of the Company’s Common Stock have been reserved for grants pursuant to the equity incentive program under the 2006 Plan, and a maximum of 1,350,000 shares (subject to adjustment) may be issued pursuant to the exercise of incentive stock options granted under the 2006 Plan. Under the 2006 Plan, no more than 600,000 shares (subject to adjustment) of the Company’s Common Stock may be made subject to awards granted to a single individual in a single 2006 Plan year. In the event that the Compensation Committee determines that any corporate event, such as a stock split, reorganization, merger, consolidation, repurchase or share exchange, affects our Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of 2006 Plan participants, then the Compensation Committee will make those adjustments as it deems necessary or appropriate to any or all of:

•	the number and kind of shares of common stock or other securities that may thereafter be issued in connection with future awards;

•	the number and kind of shares of common stock, securities or other property issued or issuable in respect of outstanding awards;

•	the exercise price, grant price or purchase price relating to any award; and/or

•	the maximum number of shares subject to awards which may be awarded to any employee during any tax year of the Company;

provided, that, with respect to incentive stock options, any such adjustment will be made in accordance with Section 424 of the Code.

In the event the outstanding shares of the Company’s Common Stock will be changed into or exchanged for any other class or series of capital stock or cash, securities or other property pursuant to a re-capitalization, reclassification, merger, consolidation, combination or similar transaction, then, unless otherwise determined by the Compensation Committee: (i) each stock option will thereafter generally become exercisable for the number and/or kind of capital stock, and/or the amount of cash, securities or other property so distributed, into which the shares of the Company’s Common Stock subject to the stock option would have been changed or exchanged had the option been exercised in full prior to such transaction and (ii) each award that is not a stock option and that is not automatically changed in connection with the transaction will represent the number and/or kind of shares of capital stock, and/or the amount of cash, securities or other property so distributed, into which the number of shares of the Company’s Common Stock covered by the award would have been changed or exchanged had they been held by a stockholder.

The 2006 Plan provides that unless otherwise determined by the Compensation Committee, if on or within one year following a change in control (as defined in the 2006 Plan), a participant’s employment is terminated by the Company or HNS other than for cause (as defined in the 2006 Plan) or by the participant for good reason (as defined in the 2006 Plan): (i) any award that is subject to time vesting that was not previously vested will become fully vested and (ii) the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to any other award will lapse and the award will become fully vested, except that any award subject to performance vesting will not become fully vested as a result of the termination following a change in control, but any vesting or other determinations required under the awards to determine whether performance goals have been fully achieved will occur at the time of such termination.

Equity-based Awards

The Compensation Committee will determine all of the terms and conditions of equity-based awards granted under the 2006 Plan, including whether the vesting or payment of an award will be subject to the attainment of performance goals. The performance goals that may be applied to awards under the equity incentive program under the 2006 Plan are the same as those discussed below under “—Cash Incentive Programs.”

Stock Options and Stock Appreciation Awards

The terms and conditions of stock options and stock appreciation rights granted under the 2006 Plan are determined by the Compensation Committee and set forth in an agreement between us and the 2006 Plan participant. Stock options granted under the 2006 Plan may be “incentive stock options” within the meaning of Section 422 of the Code or non-qualified stock options. Pursuant to the 2006 Plan, a stock appreciation right confers on the participant the right to receive an amount, in cash or shares of our Common Stock (in the discretion of the Compensation Committee), equal to the excess of the fair market value of a share of our Common Stock on the date of exercise over the exercise price of the stock appreciation right, and may be granted alone or in tandem with another award. No stock appreciation rights have been granted under the 2006 Plan. The exercise price of an option granted under the 2006 Plan will not be less than the fair market value of the Company’s Common Stock on the date of grant, unless otherwise provided by the Compensation Committee. The vesting of a stock option or stock appreciation right will be subject to conditions as determined by the Compensation Committee, which may include the attainment of performance goals.

Restricted Stock Awards

The terms and conditions of awards of restricted stock granted under the 2006 Plan are determined by the Compensation Committee and set forth in an agreement between us and the 2006 Plan participant. These awards are subject to restrictions on transferability which may lapse under circumstances as determined by the Compensation Committee, which may include the attainment of performance goals. Unless otherwise provided in the agreement, the holder of restricted stock will have the right to receive dividends on the restricted stock, which dividends will be subject to the same restrictions as the underlying award of restricted stock.

Other Stock Based Awards

The 2006 Plan also provides for other equity-based awards, the form and terms of which will be as determined by the Compensation Committee, consistent with the purposes of the 2006 Plan. The vesting or payment of these awards may be made subject to the attainment of performance goals.

Cash Incentive Programs

The 2006 Plan provides for the grant of annual and long-term cash awards to plan participants, including our named executive officers, selected by the Compensation Committee. The Annual Incentive Plan, under which our executive officers are awarded annual performance bonuses, was developed by the Compensation Committee under the 2006 Plan. In general, with respect to cash awards intended to qualify as performance-based compensation under Section 162(m) of the Code, the maximum value of the total cash payment that any plan participant may receive under the 2006 Plan’s annual cash incentive program for any year is $2.5 million, and the maximum value of the total cash payment that any plan participant may receive under the 2006 Plan’s long-term cash incentive program for any one year of a long-term performance period is $2.5 million.

Payment of awards granted under the cash incentive programs may be made subject to the attainment of performance goals to be determined by the Compensation Committee in its discretion. With respect to awards intended to qualify as performance-based compensation under Section 162(m) of the Code, the Compensation Committee may base performance goals on one or more of the following business criteria, determined in accordance with generally accepted accounting principles, where applicable: return on equity, earnings per share, net income (before or after taxes), earnings before all or any of interest, taxes, depreciation and/or amortization; operating income; cash flow; return on assets; market share; cost reduction goals or levels of expenses; costs or liabilities; earnings from continuing operations or any combination of one or more of the foregoing over a specified period. Such qualified performance-based goals may be expressed in terms of attaining a specified level of the particular criterion, an increase or decrease in the particular criterion, or a comparison of the performance of HNS, one of our subsidiaries, a business unit, a product line or any combination thereof relative to a market index or peer group, or any combination thereof. The Compensation Committee has the authority to make appropriate adjustments to such qualified performance goals to reflect the impact of extraordinary items (as defined in the 2006 Plan) not reflected in such goals.

Amendment and Termination

Our Board of Directors may amend or terminate the 2006 Plan at any time, as long as the amendment or termination does not negatively affect any stock options or awards that have previously been granted under the 2006 Plan without the consent of the holder. Furthermore, no amendment or termination may deprive any holder of any shares which he or she may have acquired through or as a result of the 2006 Plan. To the extent necessary under any applicable law or regulation, no amendment will be effective unless approved by our stockholders. If it is not terminated earlier by our Board of Directors, the 2006 Plan will terminate in 2016, and no stock option or award may be granted after that date.

Plan Benefits

Future grants under the 2006 Plan will be made at the discretion of the Compensation Committee and, accordingly, are not yet determinable. In addition, the value of the awards granted under the 2006 Plan will depend on a number of factors, including the fair market value of our Common Stock on future dates and the exercise decisions made by the participants and/or the extent to which any applicable performance goals necessary for vesting or payment are achieved. Consequently, it is not possible to determine the benefits that might be received by participants receiving discretionary grants under, or having their annual bonuses paid pursuant to, the 2006 Plan.

Proposed Amendment of 2006 Plan

We are proposing to amend our existing 2006 Plan in conjunction with this Exchange Offer. The proposed amendment to the 2006 Plan will modify the existing 2006 Plan to provide that the Compensation Committee may reduce the exercise price of any award to the current Fair Market Value (as defined in the 2006 Plan) if the Fair Market Value of the Company’s Common Stock covered by such award shall have declined since the date the award was granted and/or offer any participant in the 2006 Plan the opportunity to exchange awards made to such participant under the 2006 Plan for new awards, having such terms and conditions as the Compensation Committee may in its sole discretion determine (including, without limitation, modified vesting dates). The amendment also clarifies that any such actions by the Compensation Committee pursuant to such amendments would not be deemed adverse to the participant.

A form of the 2006 Plan as amended by Proposed Amendment is filed as Exhibit (d)(3) to the Schedule TO with the SEC on March 19, 2009. As further described in Section 12 “Legal Matters; Stockholder Approval and Regulatory Approvals” and Section 6 “Conditions of this Exchange Offer,” respectively, the effectiveness of the Proposed Amendment to 2006 Plan is subject to the approval of our stockholders and such approval is a condition to the completion of this Exchange Offer.

SECTION 9. Information Concerning Us; Financial Information

Information Concerning Us

We were formed as a Delaware corporation, then a wholly-owned subsidiary of SkyTerra, on June 23, 2005. As a result of a series of transactions from 2005 to 2008, we became a publicly traded company and acquired the businesses that we owned as of December 31, 2008.

We operate our business primarily through our wholly-owned subsidiary, HNS, a telecommunications company. We are the world’s leading provider of broadband satellite network services and systems to the enterprise market. We are also the largest satellite Internet access provider to North American consumers and small and medium sized businesses, such as small office and home office users, which we refer to as the consumer market. In addition, we provide managed services to large enterprises that combine the use of satellite and terrestrial alternatives, thus offering solutions that are tailored and cost optimized to the specific customer requirements.

Since HNS’ deployment of the first VSAT network in 1983, we have been a leader in commercialized digital satellite communications and have achieved extensive depth and experience in the development, manufacturing and operation of satellite-based data, voice and video networks. Leveraging this expertise, we provide highly reliable, end-to-end communications with guaranteed quality of service to our enterprise customers regardless of the number of fixed or mobile sites or their geographic location. HNS started in this business as an equipment and system supplier. During 1988, HNS became a service provider to medium and large enterprises, including Fortune 1000 companies. In the early part of this decade, HNS leveraged its experience with its enterprise customers to expand its business into other growing market areas such as providing broadband Internet access service to the consumer market. In addition, we have strategically used our technology base and expertise in satellite communication to provide turnkey satellite ground systems and user terminal equipment to mobile system operators as well as expand our business to the automotive telematics market, which we believe offers us the potential for growth not only in our system design services, but also in the design and manufacturing of user terminal equipment.

Our principal executive offices and headquarters are located at 11717 Exploration Lane, Germantown, Maryland 20876 and our telephone at that address is (301) 428-5500.

Information Concerning Our Majority Stockholder

Apollo Investment Fund IV, L.P., a Delaware limited partnership (“AIF IV”), Apollo Overseas Partners IV, L.P., a limited partnership registered in the Cayman Islands (“Overseas IV”), AIF IV/RRRR LLC, a Delaware limited liability company (“RRRR LLC”), AP/RM Acquisition LLC, a Delaware limited liability company (“AP/RM LLC”), ST/RRRR LLC, a Delaware limited liability company (“ST LLC,” and together with AIF IV, Overseas IV, RRRR LLC and AP/RM LLC, the “Apollo Funds”) are the record holders of an aggregate of 12,408,611 shares of our Common Stock, which represents approximately 57.44% of the Company’s outstanding Common Stock.

Apollo Management IV, L.P., a Delaware limited partnership (“Management IV”) is the manager of each of the Apollo Funds, Apollo Management, L.P., a Delaware limited partnership (“Apollo Management”), is the managing general partner of Management IV, Apollo Management GP, LLC, a Delaware limited liability company (“Management GP”), is the general partner of Apollo Management, Apollo Management Holdings, L.P., a Delaware limited partnership (“Holdings”), is the sole member and manager of Management GP, and Apollo Management Holdings GP, LLC, a Delaware limited liability company (“Holdings GP”), is the general partner of Holdings. Apollo Advisors IV, L.P., a Delaware limited partnership (“Advisors IV”) is the general partner of AIF IV and the managing partner of Overseas IV.

Apollo Capital Management IV, Inc., a Delaware corporation (“Capital IV”), is the general partner of Advisors IV, Apollo Principal Holdings I, L.P., a Delaware limited partnership (“Apollo Principal”), is the sole stockholder of Capital IV, and Apollo Principal Holdings I GP, LLC, a Delaware limited liability company (“Apollo Principal GP”), is the general partner of Apollo Principal.

Leon Black, Joshua Harris and Marc Rowan are the principal executive officers and the managers of Holdings GP and of Apollo Principal GP. The business address of each of the Apollo Funds is One Manhattanville Road, Suite 201, Purchase, New York 10577. The business address of each of Messrs. Black, Harris and Rowan is c/o Apollo Management, L.P., 9 West 57th Street, 43rd Floor, New York, New York 10019.

Each of Andrew D. Africk and Aaron J. Stone serve on the Company’s Board of Directors and the Board of Managers of HNS and is a senior partner of Management IV, which is an affiliate of the Apollo Funds.

Financial Information

The financial information included in Item 8 our Annual Report on Form 10-K for the year ended December 31, 2008 is incorporated herein by reference. Please see Section 16 “Additional Information” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements. In addition, please refer to Schedule B, which contains our selected summarized financial information for the fiscal years ended December 31, 2007 and December 31, 2008.

Book Value

We had a book value per share of $15.72 on December 31, 2008 (calculated using the book value as of December 31, 2008, divided by the number of outstanding shares of our Common Stock as of December 31, 2008).

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges for the periods specified:

Fiscal Year Ended
	December 31, 2007	December 31, 2008
Ratio of earnings to fixed charges	1.6x	1.2x

The ratio of earnings to fixed charges is computed by dividing fixed charges into income (loss) before income tax expense (benefit), minority interests in net losses of subsidiaries, equity in (earnings) losses of unconsolidated affiliates and discontinued operations plus fixed charges. Fixed charges include, as applicable interest expense, amortization of debt issuance costs, the estimated interest component of rent expense (calculated as one-third of net rent expense).

SECTION 10. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Options

Interests of Directors and Executive Officers

The following table sets forth certain information as of March 12, 2009 about the outstanding options granted under our 2006 Plan held by each of our directors and executive officers. Our executive officers are eligible to participate in this Exchange Offer. The non-employee members of our board of directors do not hold any Eligible Options. As of March 12, 2009, our executive officers and directors (fifteen (15) persons) as a group held options unexercised and outstanding under the 2006 Plan to purchase a total of 267,150 shares of our Common Stock, which represented approximately 43.5% of the shares subject to all options outstanding under the 2006 Plan as of that date.

The percentages in the table below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase our Common Stock under our 2006 Plan, which was 614,400 as of March 12, 2009.

Name	Position	Aggregate Number of Options Under the 2006 Plan	Percentage of Total Outstanding Options Under the 2006 Plan
Pradman P. Kaul	Chief Executive Officer, President and Director	100,000	16.3%
Grant A. Barber	Executive Vice President and Chief Financial Officer	25,000	4.1%
T. Paul Gaske	Executive Vice President, North American Division	25,000	4.1%
Bahram Pourmand	Executive Vice President, International Division	25,000	4.1%
Adrian Morris	Executive Vice President, Engineering	25,000	4.1%
Dean A. Manson	Senior Vice President, General Counsel and Secretary	7,500	1.2%
Thomas J. McElroy	Chief Accounting Officer	7,500	1.2%
Deepak V. Dutt	Vice President and Treasurer and Investor Relations officer	2,000	0.3%
Cleo V. Belmonte	Assistant Secretary	1,400	0.2%
Andrew D. Africk*	Director	3,750	0.6%
O. Gene Gabbard*	Director	—	—
Jeffrey A. Leddy*	Director	20,000	3.3%
Lawrence J. Ruisi*	Director	—	—
Aaron J. Stone*	Director	12,500	2.0%
Michael D. Weiner*	Director	12,500	2.0%

*	Reflects options issued under the 2006 Plan in connection with the spin-off of the Company from SkyTerra that occurred in 2006. These options were originally issued under the SkyTerra 1998 Long Term Incentive Plan and do not constitute Eligible Options.

All of the individuals listed above may be contacted at Hughes Communications, Inc., 11717 Exploration Lane Germantown, Maryland 20876 and by telephone at (301) 428-5500.

Transactions and Arrangements Concerning Our Options

Neither we nor, to the best of our knowledge, any member of our Board of Directors or any of our executive officers, nor any affiliate of ours, engaged in transactions involving Eligible Options during the past 60 days.

SECTION 11. Status of Eligible Options Acquired by Us in This Exchange Offer; Accounting Consequences of This Exchange Offer

Eligible Options that we accept for exchange pursuant to this Exchange Offer will be cancelled on the Cancellation Date and the shares of the Company’s Common Stock underlying such grants will be allocated to the New Options to be issued in exchange for such Eligible Options.

In 2006, we adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123(R)), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors based on estimated fair values. We adopted the modified prospective method of transition under which prior periods are not restated for comparative purposes.

We estimate the fair value of stock-based payment awards on the date of grant using a Black-Scholes option valuation model. Since the Company recently became a public registrant in February 2006 and does not have sufficient history to measure expected volatility using its own stock price history and does not have the history to compute expected term, the Company utilizes an average volatility based on a group of companies identified as its peers until such time that the Company has adequate stock history of its own. The Company estimates the expected term of the stock, which is closely aligned with the identified peer group, based upon the current anticipated corporate growth, the currently identified market value of the stock price at issuance and the vesting schedule of the stock options. The risk-free interest rate is based on the published U.S. Treasury Yield Curve as of the grant date for the period of 5 years which most closely correlates to the expected term of the option award. Dividend yield is zero as the Company has not, nor does it currently plan to, issue dividends to our shareholders.

If factors change, and we employ different assumptions for estimating stock-based compensation expense in future periods, or if we decide to use a different valuation model, the future periods may differ significantly from what we have recorded in prior periods and could materially affect our operating income, net income and net income per share. We are also required to estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from those estimates.

In addition, we also record stock-based compensation expense for options issued to non-employees. We value non-employee options using the Black-Scholes option valuation model. Non-employee options subject to vesting are valued as they become vested.

Under SFAS 123(R), stock-based compensation expense is calculated based upon the fair value of a stock award on the date of grant and the cancellation of an award accompanied by the concurrent grant of (or offer to grant) a replacement award is accounted for as a modification of the terms of the cancelled award. The incremental compensation expense associated with an option exchange is measured as the excess of the fair value of the replacement award over the fair value of the canceled award, both determined at the modification date. As a result, we will incur a non-cash compensation charge for all Eligible Options that are exchanged for New Options. The compensation charge will be recorded over the vesting periods of the New Options.

The amount of this charge will depend on a number of factors, including:

•	The exercise price per share of the New Options issued in the Exchange Offer;

•	The level of participation by Eligible Optionholders in the Exchange Offer; and

•	The exercise price per share of Eligible Options cancelled in the Exchange Offer.

Since these factors cannot be predicted with any certainty at this time and will not be known until the Expiration Date, we cannot predict the exact amount of the charge that will result from the Exchange Offer.

SECTION 12. Legal Matters; Stockholder Approval and Regulatory Approvals

Required Stockholder Approval

Rule 4350(i)(1)(A) of the Nasdaq Marketplace Rules requires an issuer listed on The Nasdaq Global Select Market to obtain stockholder approval when a stock option or purchase plan is to be established or materially amended pursuant to which stock may be acquired by officers, directors, employees, or consultants. Under such rule, the Company is required to obtain stockholder approval of the Proposed Amendment to 2006 Plan proposed to be adopted in conjunction with this Exchange Offer prior to the effectiveness of such amendment. Therefore, the Company has proposed to seek the requisite approval of our stockholders of the Proposed Amendment to 2006 Plan at our upcoming annual meeting of stockholders scheduled for April 15, 2009 (the “Requisite Stockholder Approval”). Our obligation under this Exchange Offer to accept tendered Eligible Options for exchange and to issue New Options for your Eligible Options is conditioned upon our obtaining the Requisite Stockholder Approval. At March 12, 2009, various investment vehicles that are affiliated with Apollo owned in the aggregate 12,408,611 shares, or approximately 57.44%, of our issued and outstanding Common Stock. Therefore, Apollo has control over our management and policies, such as the approval of any other action requiring the approval of our stockholders. Apollo has indicated its intention to vote its shares in favor of any such amendment, if asked.

In conjunction with its upcoming 2009 annual meeting, the Company has filed with the SEC a definitive proxy statement that includes a proposal seeking the Requisite Stockholder Approval. The Company urges investors and security holders to read the definitive proxy statement regarding the Proposed Amendment to 2006 Plan because it contains important information. Please see Section 16 “Additional Information” for instructions on how you can obtain copies of our SEC filings, including filings that contain our definitive proxy statement.

The Company and its directors, executive officers and certain other members of management and employees may be soliciting proxies from stockholders in favor of the approval of the Proposed Amendment to 2006 Plan. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders in connection with the Proposed Amendment to 2006 Plan is set forth in the Company’s definitive proxy statement filed with the SEC on March 19, 2009, and which we expect to commence mailing to stockholders on the date hereof. Please see Section 16 “Additional Information” for instructions on how you can obtain copies of our SEC filings, including filings that contain our definitive proxy statement.

Other Legal Matters and Regulatory Approvals.

We are not aware of any material pending or threatened legal actions or proceedings relating to this Exchange Offer. We are not aware of any margin requirements or anti-trust laws applicable to this Exchange Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Eligible Options and issuance of New Options as contemplated by this Exchange Offer or of any approval or other action by any government or governmental, administrative, or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of New Options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this Exchange Offer to accept tendered Eligible Options for exchange and to issue New Options for your Eligible Options would be subject to obtaining any such governmental approval.

SECTION 13. Material United States Tax Consequences

The following is a discussion of the material United States federal income tax consequences of the exchange of Eligible Options and the grant of New Options pursuant to this Exchange Offer. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (referred to in this document as the “Code”), its legislative history, U.S. Treasury Department regulations, and administrative and judicial interpretations as of the date of this Exchange Offer, all of which may change, possibly on a retroactive basis. This discussion does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all Eligible Optionholders. If you are a citizen or resident of, or are otherwise subject to the tax laws of, another country, or change your residence or citizenship during the term of this Exchange Offer, the information contained in this discussion may not be applicable to you.

Stock Option Taxation

The exchange of the Eligible Options for the New Options will not be a taxable event. All of the New Options will continue to be nonqualified stock options and no Eligible Options and/or New Options will qualify as “incentive stock options” within the meaning of Section 422 of the Code.

The grant of the New Options will not result in taxable income to the Eligible Optionholder. The Eligible Optionholder will generally realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares acquired over the exercise price for those shares. Gains or losses realized by the Eligible Optionholder upon disposition of the shares will be treated as capital gains and losses, with the basis in the shares being equal to the fair market value of the shares at the time of exercise. The Company will be allowed a corresponding federal income tax deduction.

Generally, we will be entitled to a federal income tax deduction in the same amount and at the same time as the Eligible Optionholder recognizes ordinary income, subject to any deduction limitation under Section 162(m) of the Code as discussed below.

Section 162(m)

Section 162(m) of the Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to the chief executive officer or any of the three other most highly compensated executive officers (other than our principal financial officer) who are employed by the corporation on the last day of the taxable year, but does allow a deduction for “performance-based compensation.” The 2006 Plan provides that no employee will be granted in any fiscal year stock options to purchase more than 1,000,000 shares of the Company’s Common Stock. The 2006 Plan also provides, as required by Section 162(m) of the Code, that both the Eligible Option and the New Option will be counted toward this 1,000,000 limitation. We expect that all of our New Options when granted should qualify as performance based compensation and should be deductible under Section 162(m).

Section 280G

Under certain circumstances, the accelerated vesting or exercise of stock options in connection with a change of control might be deemed an “excess parachute payment” for purposes of the golden parachute tax provisions of Section 280G of the Code. To the extent it is so considered, the Eligible Optionholder may be subject to a 20% excise tax and we may be denied a federal income tax deduction.

Tax Advice

The preceding discussion is based on U.S. tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the U.S. income tax aspects of the New Options or Eligible Options. An Eligible Optionholder may also be subject to state and local taxes in connection with the exercise of New Options or Eligible Options. We suggest that participants consult with their individual tax advisors to determine the applicability of the tax rules to their personal circumstances.

Tax Withholding

We will have the right to deduct or withhold, or require an Eligible Optionholder to remit to us, an amount sufficient to satisfy local, state, and federal taxes (including employment taxes) required by law to be withheld with respect to any exercise, of a New Option and/or an Eligible Option.

WE ADVISE ALL ELIGIBLE OPTIONHOLDERS WHO ARE CONSIDERING EXCHANGING THEIR ELIGIBLE OPTIONS TO MEET WITH THEIR OWN TAX ADVISORS ABOUT THE LOCAL, STATE, FEDERAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THIS EXCHANGE OFFER.

IN ADDITION, IF YOU ARE A RESIDENT OF A COUNTRY OTHER THAN THE U.S., YOU SHOULD BE AWARE THAT THERE MIGHT BE TAX AND SOCIAL INSURANCE CONSEQUENCES THAT MAY APPLY TO YOU. WE STRONGLY RECOMMEND THAT YOU CONSULT WITH YOUR ADVISORS TO DISCUSS THE CONSEQUENCES OF PARTICIPATING IN THIS EXCHANGE OFFER.

SECTION 14. Extension of Exchange Offer; Termination; Amendment

We may, from time to time, extend the period of time during which the Exchange Offer is open and delay accepting any Eligible Options tendered to us by providing notice of the extension to Eligible Optionholders by public announcement, oral or written notice, or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If the Exchange Offer is extended or amended, we will provide appropriate notice of the extension or amendment, as applicable, and the new Expiration Date, if any, no later than 9:00 a.m. Eastern Time on the next business day following the previously scheduled Expiration Date.

We expressly reserve the right, in our reasonable discretion, before the Expiration Date, to terminate or amend this Exchange Offer or to postpone our acceptance and cancellation of any Eligible Options tendered for exchange upon the occurrence of any of the conditions specified in Section 6 of this Offer to Exchange, by promptly giving notice thereof to Eligible Optionholders in accordance with applicable law. Our right to terminate or withdraw this Exchange Offer is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return any Eligible Options properly tendered promptly after we terminate or withdraw the Exchange Offer.

If we materially change the terms of this Exchange Offer or the information concerning this Exchange Offer, or if we waive a material condition of this Exchange Offer, we will extend the Exchange Offer to the extent required by applicable law, including Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) under the Exchange Act. Under these rules, the minimum period during which a tender or exchange offer must remain open following material changes in the terms of or information concerning an exchange offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

In addition, if we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action and keep the Exchange Offer open for at least 10 business days after the date of such notification:

•	If we increase or decrease the amount of consideration offered for the Eligible Options; or

•	If we increase or decrease the number of Eligible Options that may be tendered in the Exchange Offer.

SECTION 15. Fees and Expenses

We will not pay any fees or commissions to any broker, dealer, or other person for soliciting tenders of Eligible Options pursuant to this Exchange Offer. You will be responsible for any expenses incurred by you in connection with your election to participate in this Exchange Offer, including, any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with this Exchange Offer.

SECTION 16. Additional Information

With respect to this Exchange Offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, as it may be supplemented or amended from time to time, of which this Offer to Exchange is a part. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC (other than information in a report on Form 8-K that is “furnished” and not “filed” pursuant to Form 8-K, and, except as may be noted in any such Form 8-K, exhibits filed on such form that are related to such information) before deciding whether to tender your Eligible Options:

•	Our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 5, 2009.

•	Our Definitive Proxy Statement on Schedule 14A in connection with our 2009 Annual Meeting of Stockholders dated March 19, 2009, filed with the SEC on March 19, 2009.

•

The description of options to purchase our Common Stock contained under the heading “Proposal 2. Approval of the Hughes Communications, Inc. 2006 Equity And Incentive Plan “ in our Definitive Proxy Statement on Schedule 14A dated April 18, 2007 filed with the SEC on April 18, 2007 in connection with our 2007 Annual Meeting of Stockholders.

•

The description of the Company’s Common Stock contained under the heading “Description of Capital Stock” in the prospectus constituting a part our Registration Statement on Form S-1 filed with the SEC on December 5, 2005, as amended.

•	The Company’s registration statement on Form S-8 registering the shares to be granted under the 2006 Plan filed with the SEC on February 16, 2006.

We are subject to the information and periodic reporting requirements of the Exchange Act and in accordance therewith we file these filings, our other annual, quarterly, and current reports, our proxy statements and other information with the SEC, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at www.sec.gov.

The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Offer to Exchange is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this Offer to Exchange, other than exhibits to such documents. Requests for such copies should be directed to our Human Resources department, at the following address:

Hughes Communications, Inc.

11717 Exploration Lane

Germantown, Maryland 20876

Attention: Sandi Kerentoff

(301) 428-5810

The information about us contained in this Offer to Exchange should be read together with the information contained in the documents to which we have referred you.

SECTION 17. Miscellaneous

This Exchange Offer is being made solely by this Offer to Exchange and the related Election Form and is being made solely to Eligible Optionholders. This Exchange Offer is not being made to, nor will tenders for exchange be accepted from or on behalf of, Eligible Optionholders in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof, or the issuance of the New Options would not comply with the laws of that jurisdiction. We are not aware of any jurisdiction where the making of this Exchange Offer or the acceptance thereof, or the issuance of the New Options violates applicable law. If we become aware of any jurisdiction where the making of this Exchange Offer or the acceptance thereof, or the issuance of the New Options violates applicable law, we will make a commercially reasonable good faith effort to comply with such law. If, after such commercially reasonable good faith effort, we cannot comply with such law, this Exchange Offer will not be made to, nor will tenders be accepted from or on behalf of, Eligible Optionholders residing in such jurisdiction.

Hughes Communications, Inc.

March 19, 2009, as amended and restated on March 31, 2009

Index of Schedules

Schedule A: FORM OF EMPLOYEE STOCK OPTION AGREEMENT	A-1

Schedule B: SELECTED SUMMARIZED FINANCIAL INFORMATION	B-1

SCHEDULE A

FORM OF EMPLOYEE STOCK OPTION AGREEMENT

This Agreement, including Schedule A hereto, (collectively, the “Agreement”) dated as of [April 16, 2009], sets forth the terms of stock options (each an “Option” collectively, the “Options”) granted to [                    ] (the “Participant”) by Hughes Communications, Inc., a Delaware corporation (the “Company”).

BACKGROUND

A. Participant is an employee or consultant of the Company or one of its wholly owned subsidiaries.

B. In consideration of services to be performed, the Company desires to afford the Participant an opportunity to purchase shares of its common stock in accordance with the Hughes Communications, Inc. 2006 Equity and Incentive Plan (as amended from time to time, the “Plan”) as provided herein.

C. Any capitalized terms not otherwise defined herein shall have the meaning accorded them under the Plan.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties, hereto, intending to be legally bound, agree as follows:

1. Grant of Options. The Company hereby irrevocably grants to Participant the right to purchase all or any part of the aggregate number of shares of the common stock of the Company (“Common Stock”), par value $.001 per share (the “Option Shares”) specified on Schedule A attached hereto (the “Certificate”), which option(s) shall constitute a Non-Qualified Stock Option, at the grant price listed in the Certificate (the “Option Price”), during the period and subject to the conditions hereinafter set forth. The Options are not intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code.

2. Option Period. The Options may be exercised in accordance with the provisions of Paragraphs 3 and 4 hereof during the applicable Option Period, which shall begin on the date specified in the Certificate (the “Grant Date”) and shall end on the expiration date specified in the Certificate (the “Option Expiration Date”). All rights to exercise the Options shall terminate on the applicable Option Expiration Date.

3. Exercise of Option. Each Option shall be exercisable at the applicable Option Price specified on the Certificate, but in no event after the applicable Option Expiration Date.

4. Manner of Exercise.

(a) Unless the Company shall have delivered notice to the Participant pursuant to Paragraph 4(b) below, exercise of the Options shall be by written notice to Company pursuant to Paragraph 10 hereof and shall be in accordance with Section 6(g) of the Plan. Upon receipt of such notice and payment, the Company shall deliver a certificate or certificates representing the Option Shares purchased. The certificate or certificates representing the Option Shares shall be registered in the name of the Participant, or if the Participant so requests, shall be issued in or transferred into the name of the Participant and another person jointly with the right of survivorship. The certificate or certificates shall be delivered to or upon the written order of the Participant. No Participant or his legal representative, legatees or distributees, as the case may be, shall be or shall be deemed to be a holder of any shares subject to the Options unless and until certificates for such shares are issued to him or them upon the exercise of an Option. The Option Shares that shall be purchased upon the exercise of the Options as provided herein shall be fully paid and nonassessable.

(b) As an alternative to the manner of exercise specified in Paragraph 4(a) above, the Company may, by notice to the Participant, designate a third-party agent (the “Agent”) for purposes of receiving notices of exercise, administering the exercise of Options, and administering such other aspects of the Plan as the Company may determine.

(c) In lieu of issuing share certificates as contemplated by Paragraph 4(a) above, the Company may elect to issue Option Shares in book-entry form into an account of the Participant at the Agent.

5. Forfeiture Upon Cessation of Employment. If the Participant’s employment with the Company or its subsidiaries is terminated, or if Participant voluntarily terminates his employment with the Company or its subsidiaries, then any Options that have not yet vested shall terminate upon the date of such termination of employment, and neither the Participant nor any of his successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such Options; provided that if the Participant’s employment with the Company is terminated by reason of death or Disability, then any unvested Options shall automatically vest upon termination of employment.

6. Transferability of Options. The Options are not transferable by the Participant other than by will or by the laws of descent and distribution in the event of the Participant’s death, in which event the Options may be exercised by the heirs or legal representatives of the Participant as provided in Paragraph 4 hereof. The Options may be exercised during the lifetime of the Participant only by the Participant. Any attempt at assignment, transfer, pledge or disposition of the Options contrary to the provisions hereof or the levy of any execution, attachment or similar process upon the Options shall be null and void and without effect. Any exercise of the Options by a person other than the Participant shall be accompanied by appropriate proofs of the right of such person to exercise the Options.

7. Option Shares to be Purchased for Investment. The Company currently has an effective registration statement under the Securities Act of 1933 (the “Act”) covering the Option Shares. If for any reason that registration statement shall cease to be effective, it shall be a condition to the exercise of the Options that the Option Shares acquired upon such exercise be acquired for investment and not with a view to distribution. If requested by the Company upon advice of its counsel that the same is necessary or desirable, the Participant shall, at the time of purchase of the Option Shares, deliver to the Company Participant’s written representation that Participant (a) is purchasing the Option Shares for his own account for investment, and not with a view to public distribution or with any present intention of reselling any of the Option Shares (other than a distribution or resale which, in the opinion of counsel satisfactory to the Company, may be made without violating the registration provisions of the Act); (b) has been advised and understands that (i) the Option Shares have not been registered under the Act and are subject to restrictions on transfer and (ii) the Company is under no obligation to register the Option Shares under the Act or to take any action which would make available to the Participant any exemption from such registration; and (c) has been advised and understands that such Option Shares may not be transferred without compliance with all applicable federal and state securities laws.

8. Changes in Capital Structure. The number of Option Shares covered by the Options and the Option Price shall be subject to adjustment in accordance with Section 4(d) of the Plan.

9. Legal Requirements. If the listing, registration or qualification of the Option Shares upon any securities exchange or under any federal or state law, or the consent or approval of any governmental regulatory body is necessary as a condition of or in connection with the purchase of the Option Shares, the Company shall not be obligated to issue or deliver the certificates representing the Option Shares as to which the Options have been exercised unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained. The Options do not hereby impose on the Company a duty to so list, register, qualify, or effect or obtain consent or approval. If registration is considered unnecessary by the Company or its counsel, the Company may cause a legend to be placed on the certificates for the Option Shares being issued calling attention to the fact that they have been acquired for investment and have not been registered, such legend to read substantially as follows:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED UNLESS THERE IS A REGISTRATION STATEMENT IN EFFECT COVERING SUCH SECURITIES OR THERE IS AVAILABLE AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS.”

10. No Obligation to Exercise Options. The Participant shall be under no obligation to exercise the Options.

11. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed to be properly given when personally delivered to the party entitled to receive the notice or when sent by certified or registered mail, postage prepaid, properly addressed to the party entitled to receive such notice at the address stated below:

If to the Company:	11717 Exploration Lane
Germantown, Maryland
Attention: General Counsel

If to the Participant:	Address of Participant on file with the Company

12. Administration. The Options have been granted pursuant to the Plan, and are subject to the terms and provisions thereof. By acceptance hereof the Participant acknowledges receipt of a copy of the Plan. All questions of interpretation and application of the Plan and the Options shall be determined by the Company, and such determination shall be final, binding and conclusive.

13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

14. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware without regard to conflicts of laws principles.

15. Acceptance. This Agreement may be accepted via an electronic acceptance, or in manually executed counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16. Amendment. This Agreement may not be amended except via an electronic acceptance or in a writing signed by both parties.

IN WITNESS WHEREOF, this Agreement has been executed and delivered to the Participant identified in Schedule A hereto as of the Grant Date.

HUGHES COMMUNICATIONS, INC.

By:
Name:	Sandi Kerentoff
Title:	Sr. Vice President, Administration & Human Resources

PARTICIPANT

SCHEDULE A

NAME:

TYPE OF OPTIONS	NUMBER OF OPTIONS	GRANT DATE	EXERCISE PRICE	VESTING SCHEDULE	OPTION EXPIRATION DATE
NQSO	[ ]	[ ]	[ ]	[ ]	[ ]

SCHEDULE B

SELECTED SUMMARIZED FINANCIAL INFORMATION

(Derived from the historical consolidated financial statements of the Company)

	As of or For the Year Ended December 31,
	2008	2007
	(Dollars in thousands, except per share amounts)
Consolidated statements of operations data:
Revenues	$1,060,353	$970,648
Income tax expense	$7,593	$5,337
Net income	$9,018	$43,540
Basic net earnings per common share:	$0.44	$2.31
Diluted net earnings per common share	$0.44	$2.26

Consolidated balance sheet data:
Total assets	$1,190,393	$1,129,837
Long-term obligations	$596,303	$584,287
Stockholders’ equity	$338,147	$262,361

B-1